Exhibit 10.37
LEASE AND LEASE AGREEMENT
Between
S/K BED ONE ASSOCIATES LLC
The Landlord
And
GAIN CAPITAL HOLDINGS, INC.
The Tenant
For Leased Premises In
135 U.S. Highway Route 202/206, Bedminster, New Jersey
August 18, 2009
Prepared by:
Gary O. Turndorf
520 Route 22
P.O. Box 6872
Bridgewater, NJ 08807
(908) 725-8100

LEASE AND LEASE AGREEMENT, dated as of August 18, 2009, between S/K BED ONE ASSOCIATES LLC, a New Jersey limited liability company, with offices at 520 Route 22, P.O. Box 6872, Bridgewater, NJ 08807 (the “Landlord”), and GAIN CAPITAL HOLDINGS, INC., a Delaware corporation, with offices at 550 Hills Drive, Bedminster, NJ 07921 (the “Tenant”).
Subject to all the terms and conditions set forth below, the Landlord and the Tenant hereby agree as follows:
1. Definitions.
Certain terms and phrases used in this Agreement (generally those whose first letters are capitalized) are defined in Exhibit E attached hereto and, as used in this Agreement, they shall have the respective meanings assigned or referred to in that exhibit.
2. Lease of the Leased Premises.
2.1. The Landlord shall, and hereby does, lease to the Tenant, and the Tenant shall, and hereby does, lease from the Landlord, Leased Premises in 135 U.S. Highway Route 202/206, Bedminster, New Jersey (the “Building”) as more fully described in the definition of Leased Premises set forth in Exhibit E attached hereto and made a part hereof. The Leased Premises consist of 4,850 square feet of gross rentable floor space on the first floor of the Building (the “First Floor Premises”) and 40,150 square feet of gross rentable floor space on the third floor of the Building (the “Third Floor Premises”). The First Floor Premises and the Third Floor Premises contain 45,000 square feet of gross rentable floor space and are collectively referred to in this Agreement as the Leased Premises. Tenant shall have access to the Leased Premises twenty-four (24) hours a day, seven (7) days a week.
2.2. The Landlord shall, and hereby does, grant to the Tenant, and the Tenant shall, and hereby does, accept from the Landlord, the non-exclusive right to use the Common Facilities during the Term for itself, its employees, other agents and Guests in common with the Landlord, any tenants of Other Leased Premises, any of their respective employees, other agents and guests and such other persons as the Landlord may, in the Landlord’s sole discretion, determine from time to time. Tenant’s occupancy of the Leased Premises shall include a non-exclusive right to use the parking spaces situated on the Property in common with Landlord and the other tenants of the Building. However, Tenant shall be allocated twenty-five (25) reserved parking spaces in the covered parking area. Nothing contained herein shall be deemed to impose any duty on Landlord to police the use of any parking areas by tenants of Other Leased Premises or by third parties.
2.3. Subject to Tenant’s receipt of all necessary permits and approvals, Tenant shall have the right to install, operate, and maintain, at its sole cost and expense, security systems within the First Floor Third Floor Premises and satellite/telecommunications equipment (and any related equipment necessary for the operation of said satellite/telecommunications equipment) on the roof of the building (the “Roof Installations”), none of which shall exceed any height restriction imposed by any applicable law, regulation, or ordinance (except in the event (i) Landlord approves of such height and (ii) Tenant is able to evidence to Landlord receipt of a variance for the same). Tenant shall not proceed with any such work until it has furnished to the Landlord construction drawings with an appropriate level of detail relative to the scope of the work (and which shall be detailed and certified by an architect licensed by New Jersey in the case of any proposed construction that requires the issuance of the Municipality’s building permit prior to commencement of construction), construction specifications and, the details regarding aesthetic shielding and the method of penetrating and restoring the integrity and watertight condition of the roof and its appurtenances and penthouse, if any, both at the time of installation and at the time of removal of the Roof Installations. Tenant shall pay all costs and expenses in relation to maintaining the integrity of the roof should said integrity be compromised as a result of Tenant’s installation, operation or removal of the Roof Installations. Tenant shall be responsible for the maintenance of the areas of the roof on which the Tenant’s equipment is installed. It shall also remove the installations at the end of the Term and shall restore the roof, leaving the roof in sound, watertight condition. Any roof penetrations that may be required shall be undertaken only by Landlord’s roofing contractor under a contract between such contractor and Tenant.
2.3.1.	Landlord reserves the right to require Tenant to paint the exterior portions of the Roof Installations consistent with the color of the Building and otherwise to take reasonable measures to shield, in whole or in part as deemed practicable, the exterior portions of the Roof Installations from view.

2.3.2.	No such Roof Installations shall interfere with the communications configurations, frequencies or operating equipment which exist on the Property on the effective date of this Agreement or the rights of tenants of Other Leased Premises. Tenant shall indemnify, defend and hold harmless Landlord from any claim by any tenant of Other Leased Premises or third party that such Roof Installations interfere or conflicts with the installations of such other persons (“Pre-existing Communications”). Tenant’s Roof Installations and the operation thereof shall comply with all non-interference and health rules of all agencies with jurisdiction including the Federal Communications Commission (“FCC”). Upon written notice from Landlord of apparent interference by Tenant with Pre-existing Communications of violation of FCC rules, Tenant shall have the responsibility to promptly terminate such interference.

2.3.3.	Tenant shall use the Roof Installations for the transmission, reception and operation of a communications system for its business and for uses incidental thereto and for no other uses. Tenant agrees that the Roof Installations will not cause interference with normal consumer electronics (“Electronics”) used by Landlord or tenants of Other Leased Premises, regardless of whether the Electronics predate or postdate the Roof Installations. Electronics shall include, but not be limited to, computers and accessory equipment, facsimile machines, landline and mobile telephones, Blackberry devices, audio-visual equipment and other similar electronic components commonly associated with operating a commercial enterprise. Tenant has the obligation to not cause interference with Electronics that are operating within the terms of their license and/or intended manufacturer purpose and customary use.

2.3.4.	Within thirty (30) days after the Commencement Date, Tenant shall provide Landlord with as-built drawings of the Roof Installations and the improvements installed on or in the Roof Installations, which show the actual location of all equipment and improvements consistent with the Plans. The drawings shall be accompanied by a complete and detailed inventory of all equipment and personal property. If there are no immediate Roof Installations to be made following Commencement Date, Tenant will provide to Landlord reasonable notice of any Roof Installations prior to taking any measure to install Roof Installations during the Term of this Agreement.
2.4. Landlord may permit others to use other portions of the roof. If required, Tenant shall power down its equipment upon prior notice from the Landlord if Landlord determines that this is necessary to ensure the safety of persons on the roof of the Building for any purpose, including, without limitation, performing maintenance on the roof or adjacent components of the building. Unless there is an emergency or a governmental authority with jurisdiction requires a powering down, the parties shall cooperate to select a time for the powering down so as to minimize, to the extent possible, the interruption of Tenant’s business. If the power to the equipment on the roof is interrupted for more than one (1) day by reason of Landlord’s actions then Rent shall abate on a daily basis for each day thereafter that the power is not restored.
3. Rent.
3.1. The Tenant shall punctually pay the Rent for the Leased Premises for the Term to the Landlord in the amounts and at the times set forth below, without bill or other demand and without any offset, deduction or abatement whatsoever, except as may be otherwise specifically set forth in this Agreement.
3.2. The Basic Rent for the Leased Premises during the Initial Term shall be at the rates per year set forth below.

Months	Annual Rate	Monthly Installments
8 through 67	$990,000.00	$82,500.00
68 through 127	$1,080,000.00	$90,000.00
128 through 131		waived
132 through 191	$1,215,000.00	$101,250.00
     The annual rate of Basic Rent for the Leased Premises during any Renewal Term shall be calculated as set forth in subsection 6.1.4 of this Agreement for the respective Renewal Term.
3.3. The Tenant shall pay the applicable Basic Rent in equal monthly installments in advance on the first day of each month during the Term, with the exception of Basic Rent for the first seven full calendar months of the Initial Term which Basic Rent is waived by the Landlord and Tenant will pay Basic Rent for any period of less than a full calendar month at the beginning of the Term. The Tenant shall pay the Basic Rent for the eighth full calendar month of the Initial Term upon execution and delivery of this Agreement. The Tenant shall pay the Basic Rent for a period of less than a full calendar month at the beginning of the Term on the Commencement Date. If neither Option to Cancel is exercised, the Basic Rent for months 128 through 131 is waived by the Landlord.
3.4. The Basic Rent and the Additional Rent for any period of less than a full calendar month shall be prorated. In the event that any installment of Basic Rent cannot be calculated by the time payment is due, such portion as is then known or calculable shall be then due and payable; and the balance shall be due upon the Landlord’s giving notice to the Tenant of the amount of the balance due.
3.5. The Additional Rent for the Leased Premises during the Term shall be promptly paid by the Tenant in the respective amounts and at the respective times set forth in this Agreement.

3.6. That portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due shall incur a late charge equal to the sum of: (i) three percent of that portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due and (ii) interest on that portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due at the Base Rate(s) in effect from time to time plus two additional percentage points from the day such portion is first due through the day of receipt thereof by the Landlord. Any such late charge due from the Tenant shall be due immediately. Anything hereinabove contained to the contrary notwithstanding, it is expressly understood and agreed that no late charge shall be imposed if Rent is not paid by the fifth day of the month provided that if Rent is not paid by the fifth day of the month more than twice in any twelve month period then, thereafter, the late charge shall be imposed if Rent is not paid by the first day of the month.
4. Term.
4.1. The Initial Term shall commence on the Commencement Date and shall continue for fifteen (15) years and eleven (11) months from the beginning of the Initial Year, or the conclusion of any Renewal Term, unless sooner terminated in accordance with section 24 of this Agreement.
4.2. The Commencement Date shall be the later of:
4.2.1.	the Target Date; or
4.2.2.	the date that the last of each of the following conditions set forth in this subsection 4.2.2 of the Agreement that is specifically applicable shall have occurred:
4.2.2.1.	the date the Leased Premises can be legally occupied for its intended use with a temporary certificate of occupancy issued with no conditions which will materially interfere with the use and enjoyment of the Leased Premises by Tenant;
4.2.2.2.	preparation of the Leased Premises substantially in accordance with the Tenant Plan is complete (except for (i) any long lead time items that may be required that can not be delivered to the Leased Premises in sufficient time to be incorporated into the work in proper sequence which long lead items Landlord will advise Tenant of within five (5) business days of receipt of Tenant’s Plan and Tenant shall then have five (5) business days to revise Tenant’s Plan to remove or change any long lead items, (ii) minor details of construction, decoration and mechanical adjustments, the non-completion of which do not materially interfere with the use and enjoyment of the Leased Premises by Tenant, and (iii) except as otherwise provided herein, any additional preparation work contemplated by this Agreement that is not being performed by contractors selected and retained by the Landlord);

4.2.2.3.	the Landlord can deliver actual and exclusive possession of the Leased Premises, free of rubbish and debris, to the Tenant (except for any rubbish and debris left by contractors not selected and retained by the Landlord);

4.2.2.4.	a temporary or permanent certificate of occupancy has been issued and the tenant had operational control and full access to the Leased Premises.

4.3. The Commencement Date shall not be advanced by reason of any of the following:
4.3.1.	the Tenant shall be allowed a period of thirty (30) days prior to the Commencement Date to move furniture, furnishings, and equipment into the Leased Premises to prepare for commencement of operations. Landlord shall provide sufficient vertical riser space to meet Tenant’s electric, voice and data requirements; and

4.3.2.	prior to the Commencement Date, when legally permitted, the Tenant shall be allowed to occupy a portion of the First Floor Premises to prepare a transition of its computer systems (the “Temporary Occupancy Period”). During the Temporary Occupancy Period, Tenant shall pay a Temporary Electric Charge at the rate of $1.75 per square foot per year for the portion occupied for this purpose.
4.4. The Landlord shall give prompt notice to the Tenant of the Commencement Date and if the Tenant does not object thereto by notice given to the Landlord within ten (10) days of the Landlord’s notice, the date set forth in the Landlord’s notice shall thereafter be conclusively presumed to be the Commencement Date. Any dispute, with respect to the Commencement Date shall be resolved by arbitration in Somerset County, New Jersey, in accordance with the rules for commercial arbitration of the American Arbitration Association.
4.5. Provided that Tenant gives at least six (6) months written notice to Landlord of its intention to hold over at the end of the Term, Tenant shall be permitted to hold over for a period of three (3) months and the Term shall be extended as though the additional three (3) months were part of the Term. Thereafter, the provisions regarding Holdover Damages shall apply.
5. Preparation of the Leased Premises.
5.1. Landlord shall (i) provide a turnkey installation to build out the Leased Premises in accordance with the Tenant Plan and (ii) perform the other work and installations required by the provisions of subsection 5.4 of this Agreement (“Landlord’s Work”). The Tenant Plan has been prepared by an architect selected by Tenant. Landlord’s work shall not include any furniture installations or any specialized installations such as computer, data and telephone lines. On or before August 17, 2009, the Landlord shall give notice to the Tenant of the price to build out the Leased Premises in accordance with the Tenant Plan (the “Price”). The general contractor shall be Bridge Street Realty Associates, L.P., an affiliate of Landlord. The Price shall include a general contracting fee which shall be the cost of the work plus ten percent (10%) overhead and five percent (5%) construction services fee. If the Price exceeds the Allowance, Tenant shall pay Landlord the excess over the Allowance in proportion to the progress of the work, as and when billed by the Landlord at convenient intervals, with payment of any remaining final balance due from the Tenant prior to the Commencement Date.
5.2. In developing the Price, Landlord shall cause (i) three bids to be received from the carpentry, plumbing, flooring and painting subcontractors, if available, and Landlord will accept the low, responsible bid in each case, and (ii) two bids to be received from the HVAC and electrical subcontractors and Landlord will accept the low, responsible bid in each case.
5.3. Landlord shall provide an allowance of $1,575,000 for the construction specified in the Tenant Plan and for the other purposes specified below (the “Allowance”). To the extent that the Price is less than the Allowance, Tenant may utilize the balance of the Allowance for all hard and soft costs of Tenant related to the project and other costs which Tenant incurs including, without limitation, (i) the costs incurred for architects and engineers, or (ii) moving costs (the “Project Costs”). If the Price plus the Project Costs is less than the Allowance then the Tenant may make a written election either (i) to apply the balance to Rent payments as they fall due; or (ii) to utilize the balance for other Tenant improvements over the first sixty-seven (67) months of the Initial Term.
     The Landlord will pay from the allowance of $1,575,000 all invoices, which invoices shall first be approved by Tenant or CB Richard Ellis, Inc. (the “Project Management Representative”). All invoices approved by Tenant or the Project Management Representative shall be paid within thirty (30) days of receipt thereof with the approval thereon of Tenant or the Project Management Representative. The failure to approve an invoice within fifteen (15) days shall conclusively be deemed an approval.
5.4. In addition to the work required to build out the Leased Premises in accordance with the Tenant Plan, Landlord, at its expense, shall (i) install an insulated demising wall (floor to slab) to separate the Third Floor Premises from the balance of the third floor of the Building; (ii) install and maintain a new energy management system for the Third Floor Premises based on the Novar Controls Building Automation System which will provide Tenant with the ability to regulate, control and monitor the HVAC system serving the Third Floor Premises during and after Regular Business Hours; (iii) install, for Tenant’s sole use, a 500 kw generator at the loading dock area which will feed a 600 amp transfer switch located in the First Floor Premises and provide the secured conduit and wiring to distribute the power to an electric room in the Third Floor Premises housing, among other things, three (3) 200 amp panels; (iv) complete Building Lobby renovations; and (v) renovate all the bathrooms on the first and third floors of the Building, including those in the Common Areas and the Leased Premises of the Building; all in a first class manor reflecting a first class office building. In addition, if Tenant elects to have Landlord install a generator larger than 500 kw, Tenant must advise Landlord of its election on or before August 1, 2009. In such event, and provided that such installation is approved by the authorities having jurisdiction, Landlord will install such larger generator and Tenant shall pay to Landlord the costs over and above those costs to purchase and install the 500 kw generator which Landlord was to purchase and install at its sole cost and expense. Landlord shall promptly supply to Tenant an estimate of the pricing differential to supply and install the larger generator included in the Tenant Plan compared to the cost of supplying and installing a 500kw generator, which shall not exceed $200,000.
5.5. Landlord shall cause substantial completion of the Leased Premises to occur on or before December 6, 2009 (the “Target Completion Date”). If Landlord fails to do so then it shall reimburse Tenant for any holdover penalty which Tenant incurs in its present leased premises at 550 Hills Drive, Bedminster, New Jersey which shall be the difference between the holdover rent actually charged by the landlord and the basic rent which was due under that lease prior to the holdover (the “550 Damages”). Except as otherwise provided in this Agreement, the Target Completion Date shall be extended for this purpose if Tenant causes any delay in the completion of Landlord’s Work. The Target Completion Date also shall be extended if completion is delayed for any reason outside the control of the Landlord, or its agents, employees or contractors including, without limitation, those causes specified in subsection 28.2 of this Agreement. In addition, the Commencement Date shall be advanced by one (1) day for each day that (i) this Agreement is signed and delivered after August 15, 2009. Notwithstanding the foregoing provisions, the completion of the installation of the generator shall not delay the Commencement Date. The Landlord shall use commercially reasonable efforts to supply and install the generator as soon as possible.

6. Options.
6.1 Tenant is hereby granted two (2) successive options to renew this Lease (each an “Option to Renew”) upon the following terms and conditions:
6.1.1	At the time of the exercise of the Option to Renew and at the time of said renewal, the Tenant shall not be in default under the terms and provisions of this Lease, and shall occupy and be in operation at the entire Leased Premises pursuant to this Lease.

6.1.2	Notice of the exercise of the Option to Renew shall be sent to the Landlord in writing at least twelve (12) months before the expiration of the Initial Term or before the expiration of the first Renewal Term, as the case may be.

6.1.3	Each Renewal Term shall be for a period of five (5) years to commence at the expiration of the Initial Term or the expiration of the first Renewal Term, as the case may be, and all of the terms and conditions of this Agreement, other than the annual amount of Basic Rent, shall apply during either such Renewal Term. In each Renewal Term, he Base Year for Operating Expenses and the Base Year for Taxes shall be revised to the calendar year in which the first month of the Renewal Term occurs.

6.1.4.	The amount of Basic Rent to be paid during each Renewal Term shall equal the Market Rental Rate which is defined below in Exhibit E.
6.2. Notwithstanding anything to the contrary that may be set forth in this Agreement, (i) if no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it in the form of a written waiver to Tenant, Tenant is granted two (2) successive one time options to terminate this lease (each an “Option to Cancel”), as follows:
6.2.1.	by a written notice served on or before the end of the sixty-seventh full calendar month of the Initial Term to be effective at the close of business on the last day of the seventy-ninth full calendar month of the Initial Term. Eleven (11) months after serving a notice exercising this Option to Cancel, Tenant shall become obligated to pay a termination fee (the “Termination Fee”) which is the sum of (i) the unamortized portion of the Allowance; (ii) the unamortized portion of the costs incurred by Landlord for the performance of the work and installations required by subsections 5.4(ii) and 5.4(iii) of this Agreement (the “Other Costs”); (ii) the unamortized portion of the brokerage commissions paid to the Brokers, and (iii) $180,000; which total is the consideration for the granting of this Option to Cancel. If this Option to Cancel is not exercised in a timely manner it shall thereupon expire; and

6.2.2.	by a written notice served on or before the end of the one hundred eighteenth full calendar month of the Initial Term to be effective at the close of business on the last day of the one hundred twenty-seventh full calendar month of the Initial Term. Nine (9) months after serving a notice exercising this Option to Cancel, Tenant shall become obligated to pay a termination fee (the “Alternate Termination Fee”) equal to the unamortized portion of the brokerage commissions paid to the Brokers which is the consideration for the granting of this Option to Cancel. If this Option to Cancel is not exercised in a timely manner it shall thereupon expire.

6.2.3.	If the Termination Fee is not paid in a timely manner, the cancellation shall be ineffective and the applicable Option to Cancel shall thereupon expire.

6.2.4.	The unamortized portion of the Allowance shall equal the present value of the remaining forty-eight (48) payments which would be due on a monthly annuity in arrears for one hundred twenty-seven (127) months using the amount of the Allowance as the present value, and an annual rate of interest of eight percent (8%). The unamortized portion of the Other Costs shall equal the present value of the remaining forty-eight (48) payments which would be due on a monthly annuity in arrears for one hundred twenty-seven (127) months using the amount of the Other Costs as the present value, and an annual rate of interest of eight percent (8%). If the first Option to Cancel is exercised, the unamortized portion of the brokerage commissions shall equal the present value of the remaining one hundred twelve (112) payments which would be due on a monthly annuity in arrears for one hundred ninety-one (191) months using the amount of the brokerage commissions paid to the Brokers as the present value, and an annual rate of interest of eight percent (8%). If the second Option to Cancel is exercised, the unamortized portion of the brokerage commissions shall equal the present value of the remaining sixty-four (64) payments which would be due on a monthly annuity in arrears for one hundred ninety-one (191) months using the amount of the brokerage commissions paid to the Brokers as the present value, and an annual rate of interest of eight percent (8%).

6.2.5.	If the Option to Cancel is exercised then, with respect to any space leased by Tenant pursuant to the Right of First Offer or the Right of First Refusal, Tenant shall be obligated to pay Landlord an additional termination fee (the “Additional Termination Fee”) which is the sum of (i) the unamortized portion of any allowance granted in connection with any leases made pursuant to the Right of First Offer and the Right of First Refusal; (ii) the unamortized portion of the brokerage commissions paid to any brokers in connection therewith; and (iii) the unamortized portion of free Rent given in connection therewith; which total is the consideration for the granting of the Option to Cancel any leases made pursuant to the Right of First Offer and the Right of First Refusal.
6.3. Tenant is granted a continuing right of first refusal (the “Right of First Refusal”) on the following terms.
6.3.1.	After the Lease execution, Tenant shall have a Right of First Refusal for any available space on the third floor of the Building (“Third Floor Space”), subject and subordinate to existing rights held by tenants of Other Leased Premises as of the date of this Lease provided that, at the time of the exercise of the Right of First Refusal, the Tenant shall not be in default under the terms and provisions of this Lease beyond any applicable cure periods. Landlord shall give Tenant written notice of all terms and conditions of any bona fide third party offer Landlord has received for the Third Floor Space. Tenant shall notify Landlord in writing within five (5) business days after Tenant’s receipt of such written notice as to whether or not Tenant elects to lease such space. If Tenant either notifies Landlord that Tenant does not wish to lease such space, or Tenant fails to notify Landlord of its intentions within such five (5) business day period, then Tenant’s Right of First Refusal shall cease as to such space and Landlord may lease only such space without giving Tenant any further notice thereof. Landlord agrees to notify Tenant if Landlord has entered into such lease of the Third Floor Space (or not entered into such lease, as the case may be).

6.3.2.	Tenant’s notice exercising the Right of First Refusal shall constitute a binding commitment to lease the specified space on the following terms:
6.3.2.1.	If the Right of First Refusal is exercised within the first eighteen (18) months of the Initial Term (i) the term of the lease for the offered space shall be coterminous with the Initial Term, (ii) the Basic Rent per rentable square foot shall be the same as the Basic Rent per rentable square foot being paid from time to time for the Leased Premises, and (iii) Landlord shall provide an allowance of $35 per rentable square foot in the offered space multiplied by a fraction whose numerator is the number of whole months remaining in the first ten years of the Initial Term and whose denominator is 120. Tenant may only look to the Landlord and its successors and assigns for the payment of this allowance but, in no circumstances, may Tenant seek recovery of any such sums from the current or any future mortgagee.

6.3.2.2.	If the Right of First Refusal is exercised after the first eighteen (18) months of the Initial Term (i) the term of the lease for the offered space shall be coterminous with the Initial Term and (ii) the Basic Rent shall be the Market Rental Rate for the offered space.

6.3.2.3.	Landlord and Tenant shall execute and deliver an amendment of this Agreement to confirm the exercise of the Right of First Refusal and to set forth its terms. The amendment shall contain all the same terms as this Agreement, modified to conform to the addition of the offered space. Tenant’s Proportionate Share and the total rentable area of the Leased Premises shall be increased accordingly.
6.3.3.	The Right of First Refusal set forth in this Article, is personal to Tenant, and its permitted assigns (pursuant to subsection 17.6 of this Agreement), and may not otherwise be assigned or transferred by Tenant.
6.4. Tenant is granted a continuing right of first offer (the “Right of First Offer”) on the following terms.
6.4.1.	After the Commencement Date, Tenant shall have a Right of First Offer for any space which Landlord knows or reasonably anticipates will become available in the Building (the “Other Space”), subject and subordinate to existing rights held by tenants of Other Leased Premises provided that, at the time of the exercise of the Right of First Offer, the Tenant shall not be in default under the terms and provisions of this Lease.
6.4.1.1.	If Other Space will become available for a term to begin during the first eighteen (18) months of the Initial Term, Landlord shall offer the Other Space to Tenant on the following terms: (i) the term of the lease for the Other Space shall be coterminous with the Initial Term, (ii) the Basic Rent per rentable square foot shall be the same as the Basic Rent per rentable square foot being paid from time to time for the Leased Premises, and (iii) Landlord shall provide an allowance of $35 per rentable square foot in the Other Space multiplied by a fraction whose numerator is the number of whole months remaining in the first ten years of the Initial Term and whose denominator is 120.

6.4.1.2.	If Other Space will become available for a term to begin after the first eighteen (18)

months of the Initial Term, Landlord shall notify Tenant in writing of the terms on which Landlord proposes to lease the Other Space including, without limitation, when the number of rentable square feet in the Other Space and the term of the proposed lease. The Basic Rent per rentable square foot shall be the FMV of the Other Space but not less than $22 per gross rentable foot. Tenant shall notify Landlord in writing within five (5) business days after Tenant’s receipt of the offer as to whether or not Tenant elects to lease the Other Space.

6.4.1.3.	In either case, if Tenant either notifies Landlord that Tenant does not wish to lease the Other Space, or Tenant fails to notify Landlord of its intentions within such five (5) day period, then Tenant’s Right of First Offer shall cease as to such space and Landlord may lease such space without giving Tenant any further notice thereof.
6.4.2.	If Tenant exercises the Right of First Offer, Tenant’s notice exercising the Right of First Offer shall constitute a binding commitment to lease the Other Space on the same terms and conditions as are set forth in this Lease as modified by the terms set forth in Landlord’s offer. Tenant’s Proportionate Share and the total rentable area of the Leased Premises shall be increased accordingly. If Tenant leases Other Space under Section 6.4.1.2. above, the Base Year for Operating Expenses and Taxes shall be the year in which the term of the Other Space leased commences and Tenant shall execute and deliver an amendment of this Agreement to confirm the exercise of the Right of First Offer.

6.4.3.	The Right of First Offer set forth in this Article, is personal to Tenant named herein, and its permitted assigns (pursuant to subsection 17.6 of this Agreement), and may not otherwise be assigned or transferred by Tenant.
6.5. Except as permitted in subsection 17.6 of this Agreement, in the event the Tenant assigns this Agreement or sublets, or licenses the use or occupancy of, the Leased Premises or any portions thereof in accordance with section 17 of this Agreement or otherwise, or attempts to do so:
6.5.1.	any Option to Renew which the Tenant has theretofore properly exercised with respect to a Renewal Term that has not yet actually commenced shall be rescinded, if the Landlord so elects by notice to the Tenant, to the same extent as if it had not been exercised at all; and

6.5.2.	any Option to Renew or any other type of option or optional right exercisable by the Tenant not theretofore timely and otherwise properly exercised by the Tenant shall thereupon expire.
7. Use and Occupancy.
7.1. The Tenant shall occupy and use the Leased Premises during the Term exclusively for general office purposes and such other commercial uses as are principal permitted uses under the current applicable zoning code.
7.2. In connection with the Tenant’s use and occupancy of the Leased Premises and use of the Common Facilities, the Tenant shall observe, and the Tenant shall cause the Tenant’s employees, other agents and Guests to observe, each of the following:
7.2.1.	the Tenant shall not do, or permit anything which might have the effect of creating an increased risk of, or damage from, fire, explosion or other casualty;

7.2.2.	the Tenant shall not do, or permit anything which would have the effect of (a) increasing any premium for any liability, property, casualty or excess coverage insurance policy otherwise payable by the Landlord or any tenant of Other Leased Premises or (b) making any such types or amounts of insurance coverage unavailable or less available to the Landlord or any tenant of Other Leased Premises;

7.2.3.	to the extent they are not inconsistent with this Agreement, the Tenant and the Tenant’s employees, other agents and Guests shall comply with the Building Rules and Regulations attached hereto as Exhibit D, and with any reasonable changes made therein by the Landlord for all tenants of the Building if, with respect to any such changes, the Landlord shall have given prior notice of the particular changes to the Tenant and such changes shall not adversely affect the conduct of the Tenant’s business in the Leased Premises and Tenant’s use of the Leased Premises;

7.2.4.	the Tenant and the Tenant’s employees, other agents and Guests shall not create, permit or continue any Nuisance in or around the Leased Premises, the Other Leased Premises, the Building, the Common Facilities and the Property;

7.2.5.	The Tenant and the Tenant’s employees, other agents and Guests shall not permit the Leased Premises to be regularly occupied by more than the number of individuals permitted by code (provided that, if any supplemental cooling or ventilation is required, because the Leased Premises are occupied by more than one individual per 200 square feet of usable floor space, the cost of installing, operating and maintaining the same shall be at the Tenant’s sole cost and expense);

7.2.6.	the Tenant and the Tenant’s employees, other agents and Guests shall comply with all Federal, state and local statutes, ordinances, rules, regulations and orders as they pertain to the Tenant’s use and occupancy of the Leased Premises, to the conduct of the Tenant’s business and to the use of the Common Facilities, except that this subsection shall not require the Tenant to make any structural changes that may be required thereby;

7.2.7.	the Tenant and the Tenant’s employees, other agents and Guests shall comply with the requirements of the Board of Fire Underwriters (or successor organization) and of any insurance carriers providing liability, property, casualty or excess insurance coverage regarding the Property, the Building, the Common Facilities or any portions thereof, and any other improvements on the Property, except that this subsection shall not require the Tenant to make any structural changes that may be required thereby that are generally applicable to the Building as a whole;

7.2.8.	the Tenant and the Tenant’s employees, other agents and Guests shall not bring or discharge any material or substance (solid, liquid or gaseous) which is a Hazardous Substance, or conduct any activity, in or on the Property, the Building, the Common Facilities or the Leased Premises that shall have been identified by any Federal, state or local statute (including, without limiting the generality of the foregoing, the Spill Compensation and Control Act (58 N.J.S.A. §10-23.11 et seq.); the Industrial Site Recovery Act (“ISRA”)(13 N.J.S.A. §1 K-6 et seq.); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.) as amended; the Comprehensive Environmental Response Compensation

and Liability Act of 1980 (42 U.S.C. §9601 et seq.); the Federal Water Pollution Control Act/Clean Water Act (33 U.S.C. §1251 et seq.); the Clean Water Act (33 U.S.C. §1251 et seq.); the Clean Air Act (42 U.S.C. §7401 et seq.); the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.) the Safe Drinking Water Act (42 U.S.C. §300f through §300j) as amended; the Global Warming Response Act, 26 N.J.S.A. §2C-37 et seq.; the Regional Greenhouse Gas Initiative Act, 26 N.J.S.A. §2C-45 et seq., and the regulations adopted and publications promulgated pursuant to said laws; and in any revisions or successor codes as toxic or hazardous to health or to the environment (“Environmental Laws”) As used herein, “Hazardous Substance” means any material or substance which is toxic, ignitable, reactive, or corrosive; or which is defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” by Environmental Laws; or which is an asbestos, polychlorinated biphenyl or a petroleum product; or which is regulated by Environmental Laws;

7.2.9.	the Tenant and the Tenant’s employees, other agents and Guests shall not draw electricity in the Leased Premises in excess of the rated capacity of the electrical conductors and safety devices including, without limiting the generality of the foregoing, circuit breakers and fuses, by which electricity is distributed to and throughout the Leased Premises and, without the prior written consent of the Landlord in each instance, shall not connect any fixtures, appliances or equipment to the electrical distribution system serving the Building and the Leased Premises other than typical professional office equipment such as minicomputers, microcomputers, typewriters, copiers, telephone systems, coffee machines and table top microwave ovens, none of which, considered individually and in the aggregate, overall and per fused or circuit breaker protected circuit, shall exceed the above limits. The system is designed to provide three (3) watts per usable square foot for lighting and five (5) watts per usable square foot for the other electric devices enumerated above;

7.2.10.	on a timely basis the Tenant shall pay directly and promptly to the respective taxing authorities any taxes (other than Taxes) charged, assessed or levied exclusively on the Leased Premises or arising exclusively from the Tenant’s use and occupancy of the Leased Premises; and

7.2.11.	the Tenant shall not initiate any appeal or contest of any assessment or collection of Taxes for any period without, in each instance, the prior written consent of the Landlord which, without being deemed unreasonable, the Landlord may withhold if the Building was not ninety percent (90%) occupied by paying tenants throughout that period or if the Tenant is not joined by tenants of Other Leased Premises that leased throughout that period, and that are then leasing, at least eighty percent (80%) of all Other Leased Premises, determined by their gross rentable floor space.
8. Utilities, Services, Maintenance and Repairs.
8.1. The Landlord shall provide or arrange for the provision of:
8.1.1.	such maintenance and repair of the Building (except the Leased Premises and Other Leased Premises); the Common Facilities; and the heating, ventilation and air conditioning systems (but not including supplemental cooling, whether supplemental cooling units are found in the Leased Premises or not), any plumbing systems and the electrical systems in the Building, the Common Facilities, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area;

8.1.2.	maintenance and repair of the Leased Premises, except for refinishing walls and wall treatments, base, ceilings, floor treatments and doors in general from time to time or for gouges, spots, marks, damage or defacement caused by anyone other than the Landlord, its employees and other agents, and except for the Tenant’s furniture, furnishings, equipment and other property;

8.1.3.	such garbage removal from the Building and the Common Facilities and such janitorial services for the Building, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area;

8.1.4.	the electricity required for the operation of the Building, the Property and the Common Facilities during Regular Business Hours and, on a reduced service basis, during other than Regular Business Hours, and, at all times, the electricity required for the Leased Premises;

8.1.5.	such heat, ventilation and air conditioning (but not including supplemental cooling, whether supplemental cooling units are found in the Leased Premises or not) for the Building, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area for the comfortable use of the Building during Regular Business Hours. The heating and air conditioning shall have the capacity to maintain, and shall be operated to maintain without material variation, maximum and minimum temperature standards throughout the entire building according to the following: the system shall maintain a maximum of 75 degrees F. dry bulb temperature with not more than 50% relative humidity when the outside air is a dry bulb temperature of 95 degrees F. and a wet bulb temperature of 75 degrees F., assuming heat loads generated by one (1) person per 200 usable square foot, three (3) watts per usable square foot for lighting and four (4) watts per usable square foot for other electric devices (inclusive of supplemental cooling). The system shall maintain a minimum temperature of 72 degrees F. when the outside temperature is 0 degrees F. The Building was designed and constructed in accordance with applicable ASHRAE guidelines for office buildings. The Leased Premises shall have ventilation which meets the minimum ventilation requirements of local building codes (Customary cooling shall be determined without reference to the existence of supplemental cooling units.);

8.1.6.	water (including heated water) to the Building and, if the appropriate plumbing has been installed therein, to the Leased Premises;

8.1.7.	sewage disposal for the Building;

8.1.8.	passenger elevator service for the Building;

8.1.9.	snow clearance from, and sweeping of, Parking Facilities and private access roads which are part of the Property or the Common Facilities;

8.1.10.	the maintenance of landscaping which is part of the Property or the Common Facilities;

8.1.11.	a security guard to be stationed at the security desk in the main lobby during Regular Business Hours;

8.1.12.	food service to be available from 6:30 A.M. to 2:00 P.M. on Monday through Friday (except for Legal Holidays);

8.1.13.	a fitness center to be open during Regular Business Hours, provided that, at all hours, Tenant’s employees shall have access to the fitness center by key card;

8.1.14.	the janitorial services specified in Exhibit F which is attached hereto and made a part hereof.
8.2. Except as specifically set forth in subsection 8.1 of this Agreement, the Tenant shall maintain and repair the Leased Premises and keep the Leased Premises in as good condition and repair, reasonable wear and use excepted, as the Leased Premises are upon the completion of any improvements contemplated by section 5 of this Agreement.
9. Allocation of the Expense of Utilities, Services, Maintenance, Repairs and Taxes.
9.1. All Tenant Electric Charges shall be borne by the Tenant. It is agreed that the Tenant Electric Charges shall be $1.75 per square foot per year during the Temporary Occupancy Period. Landlord, at its expense, shall separately meter or sub-meter (i) the electricity consumed by the HVAC system serving the Leased Premises, and (ii) the electricity consumed in the Leased Premises. From and after the Commencement Date, the Tenant Electric Charges shall be based on the meter readings. Tenant may inspect the meter during Regular Business Hours, Monday through Friday (except for Legal Holidays), provided that a representative of Landlord shall be present during any such inspection.
9.2. Between the Commencement Date and the end of the No Pass Through Period, the Tenant’s Share of all Operational Expenses and Taxes incurred during such period shall be borne by the Landlord.
9.3. Between the day after the end of the No Pass Through Period and the end of the Term, the Tenant’s Share of Operational Expenses and Taxes incurred during each annual or shorter period ending on (a) December 31 of each year and (b) the end of the Term shall be borne as follows:
9.3.1.	the Tenant’s Share of: Operational Expenses and Taxes incurred during each such period of twelve (12) months (or shorter period), up to the amounts of Base Year Operational Expenses and Base Year Taxes, respectively (or proportional amount thereof for periods shorter than twelve (12) months), shall be borne by the Landlord; and

9.3.2.	the Tenant’s Share of: the amounts by which Operational Expenses and Taxes incurred during each such period of twelve (12) months (or shorter period) exceed Base Year Operational Expenses and Base Year Taxes, respectively (or proportional amount thereof for periods shorter than twelve (12) months) shall be allocated to, and borne by, the Tenant as more specifically set forth in section 10 of this Agreement.
10.	Computation and Payment of Allocated Expenses of Utilities, Services, Maintenance, Repairs, Taxes and Capital Expenditures.
10.1. The Tenant shall promptly pay the following additional amounts to the Landlord at the respective times set forth below:

10.1.1.	commencing with the first day after the end of the No Pass Through Period, and on the first day of each month thereafter during the Term, one-twelfth of the Tenant’s Share of the amount by which Taxes for the then current calendar year exceeds Base Year Taxes, computed in accordance with subsection 10.5 of this Agreement. When Landlord knows of facts which cause a revision of the estimate, it may serve a revised estimate and, for the balance of the current calendar year, the estimated payments shall be made accordingly;

10.1.2.	within twenty (20) days of the Landlord’s giving notice to the Tenant after the close of each calendar year closing during the Term, commencing with the first calendar year closing after the close of the No Pass Through Period, and after the end of the Term, the Tenant’s Share of the difference between the Landlord’s previously projected amount of Taxes for such period and the actual amount of Taxes for such period, in either case in excess of Base Year Taxes, computed in accordance with subsection 10.6 of this Agreement (unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant for Basic Rent);

10.1.3.	commencing with the first day after the end of the No Pass Through Period, and on the first day of each month thereafter during the Term, one-twelfth of the Tenant’s Share of the amount by which Operational Expenses for the then current calendar year exceed Base Year Operational Expenses, computed in accordance with subsection 10.7 of this Agreement. When Landlord knows of facts which cause a revision of the estimate, it may serve a revised estimate and, for the balance of the current calendar year, the estimated payments shall be made accordingly;

10.1.4.	within twenty (20) days of the Landlord’s giving notice to the Tenant after the close of each calendar year closing during the Term, commencing with the first calendar year closing after the close of the No Pass Through Period, and after the end of the Term, the Tenant’s Share of the difference between the Landlord’s previously projected amount of Operational Expenses for such period and the actual amount of Operational Expenses for such period, in either case in excess of Base Year Operational Expenses, computed in accordance with subsection 10.8 of this Agreement (unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant for Basic Rent);

10.1.5.	commencing with the first day of the first month after the Landlord gives any notice contemplated by subsection 10.9 of this Agreement to the Tenant and continuing on the first day of each month thereafter until the earlier of (a) the end of the Term or (b) the last month of the useful life set forth in the respective notice, one-twelfth of the Tenant’s Share of any Annual Amortized Capital Expenditure, computed in accordance with subsection 10.9 of this Agreement;

10.1.6.	on the first day of each month during the Term, the monthly Tenant Electric Charges, set forth in section 9.1 of this Agreement; and

10.1.7.	promptly as and when billed therefore by the Landlord, the amount of any expense which would otherwise fall within the definition of Operational Expenses, but which is specifically paid or incurred by the Landlord for operation and maintenance of the Building, the Common Facilities or the Property outside Regular Business Hours at the specific request of the Tenant or the amount of any expenditure incurred for maintenance or repair of damage to the Building, the Common Facilities, the Property, the Leased Premises or the Other Leased Premises caused directly or indirectly, in whole or in part, by the active or passive negligence or intentional act of the Tenant or any of its employees, other agents or Guests.
10.2. “Operational Expenses” means all expenses paid or incurred by the Landlord in connection with the Property, the Building, the Common Facilities and any other improvements on the Property and their operation and maintenance (other than Taxes (which are separately allocated to the Tenant in accordance with subsections 10.1.1 and 10.1.2 of this Agreement), Capital Expenditures (which are separately allocated to the Tenant in accordance with subsection 10.1.5 of this Agreement) and those expenses contemplated by subsections 10.1.6 and 10.1.7 of this Agreement)) including, without limiting the generality of the foregoing:
10.2.1.	Utilities Expenses;

10.2.2.	the expense of providing the services, maintenance and repairs contemplated by subsection 8.1 of this Agreement, whether furnished by the Landlord’s employees or by independent contractors or other agents;

10.2.3.	wages, salaries, fees and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law or union agreement (or, if the employees or any of them are not represented by a union, then payments for benefits comparable to those generally required by union agreement (but not in excess of the union agreements) in first class office buildings in the immediate area which are unionized) made to or on behalf of any employees of Landlord performing services rendered in connection with the operation and maintenance of the Building, the Common Facilities and the Property, including, without limiting the generality of the foregoing, elevator operators, elevator starters, window cleaners, porters, janitors, miscellaneous handymen, watchmen, persons engaged in patrolling and protecting the Building, the Common Facilities and the Property, carpenters, engineers, mechanics, electricians, plumbers, other tradesmen, other persons engaged in the operation and maintenance of the Building, Common Facilities and Property, Building superintendent and assistants, Building manager, and clerical and administrative personnel working in the Building for the Building manager or the Landlord but not for an persons above the grade of Building manager;

10.2.4.	when employees are required by the Landlord to wear uniforms, the uniforms of such employees and the cleaning, pressing and repair thereof;

10.2.5.	premiums and other related charges incurred by Landlord with respect to all insurance relating to the Building, the Common Facilities and the Property and the operation and maintenance thereof, including, without limitation: property and casualty, fire and extended coverage insurance, including windstorm, flood, hail, explosion, other casualty, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance; public liability insurance; elevator, boiler and machinery insurance; excess liability coverage insurance; use and occupancy insurance; workers’ compensation and health, accident, disability and group life insurance for all employees; casualty rent insurance and such other insurance with such limits as may, from time to time, be customary for office buildings or which Landlord may be required to secure by mortgage lenders;

10.2.6.	sales and excise taxes and the like upon any Operational Expenses and Capital Expenditures;

10.2.7.	management fees of any independent managing agent for the Property up to a maximum of three (3%) percent of the gross revenue of the Building, the Building or the Common Facilities; and if there shall be no independent managing agent, or if the managing agent shall be a person affiliated with the Landlord, the management fees that would customarily be charged for the management of the Property, the Building and the Common Facilities by an independent, first class managing agent in the immediate area;

10.2.8.	the cost of replacements for tools, supplies and equipment used in the operation, service, maintenance, inspection, repair and alteration of the Building, the Common Facilities and the Property;

10.2.9.	the cost of repainting or otherwise redecorating any part of the Building or the Common Facilities;

10.2.10.	decorations for the lobbies and other Common Facilities in the Building;

10.2.11.	the cost of licenses, permits and similar fees and charges related to operation, repair and maintenance of the Building, the Property and the Common Facilities; and

10.2.12.	any and all other expenditures of the Landlord in connection with the operation, alteration, repair or maintenance of the Property, the Common Facilities or the Building as a first-class office building and facilities in the immediate area which are properly treated as an expense fully deductible as incurred in accordance with generally applied real estate accounting practice.
10.3. “Capital Expenditures” means the following expenditures incurred or paid by the Landlord in connection with the Property, the Building, the Common Facilities and any other improvements on the Property:
10.3.1.	all costs and expenses incurred by the Landlord in connection with retro-fitting the entire Building or the Common Facilities, or any portion thereof, to comply with any change in Federal, state or local statute, rule, regulation, order or requirement which change takes effect after the original completion of the Building;

10.3.2.	all costs and expenses incurred by the Landlord to replace and improve the Property, the Building or the Common Facilities or portions thereof for the purpose of continued operation of the Property, the Building and the Common Facilities as a first class office complex in the immediate area; and

10.3.3.	all costs and expenses incurred by the Landlord in connection with the installation of any energy, labor or other cost saving device or system on the Property or in the Building or the Common Facilities.

10.4. Neither “Operational Expenses” nor “Capital Expenditures” shall include any of the following:
10.4.1.	principal or interest on any mortgage indebtedness on the Property, the Building or any portion thereof and any ground rents;

10.4.2.	any capital expenditure, or amortized portion thereof, other than those included in the definition of Capital Expenditures set forth in subsection 10.3 above;

10.4.3.	expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by a new tenant or which is not made generally to or for the benefit of the Leased Premises and all Other Leased Premises or generally to the Building or the Common Facilities;

10.4.4.	to the extent the Landlord actually receives proceeds of property and casualty insurance policies on the Building, other improvements on the Property or the Common Facilities, expenditures for repairs or replacements occasioned by fire or other casualty to the Building or the Common Facilities;

10.4.5.	expenditures for repairs, replacements or rebuilding occasioned by any of the events contemplated by section 16 of this Agreement;

10.4.6.	expenditures for costs, including advertising and leasing commissions, and legal expenses and professional fees, incurred in connection with efforts to lease portions of the Building and to procure new tenants for the Building and any amount paid for or on behalf of tenants such as space planning, moving costs, rental and other tenant concessions;

10.4.7.	expenditures for the salaries and benefits of the executive officers, if any, of the Landlord above the level of building manager, and any salary, wages, or other compensation or benefits for off-site employees applicable to the time spent working at other buildings, other than the building manager (provided that with respect to each employee that services the Building and other buildings, a pro-rate portion of such employee’s salary shall be included in Operational Expenses);

10.4.8.	depreciation and amortization (as those terms are used in the accounting sense in the context of generally applied real estate accounting practice) of the Building, the Common Facilities and any other equipment, machinery, fixtures or improvements on the Property;

10.4.9.	costs of electricity sold to tenants of the Building by Landlord or any other special service or benefit to the tenants or service or benefit in excess of that furnished to Tenant whether or not Landlord receives reimbursement from such tenants as an additional charge;

10.4.10.	any amounts which would otherwise be included in Operational Expenses paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same exceeds arms-length competitive prices paid in the Bedminster, New Jersey area for the services or goods provided (i.e., that portion of the costs and expenses for such services that exceed the competitive rate shall not be included in Operational Expenses);

10.4.11.	Landlord’s general entity overhead and general and administrative expenses except as they relates specifically to the actual management of the Project;

10.4.12.	costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date hereof;

10.4.13.	costs relating to maintaining Landlord’s existence as a limited liability company or other entity, such as annual fees, administration expenses, and legal and accounting fees (other than with respect to Building operations);

10.4.14.	any expense for which Landlord is reimbursed under the terms of any insurance policy, warranty, or condemnation award;

10.4.15.	bad debt or rent loss or reserves for bad debts or rent loss;

10.4.16.	costs incurred in connection with the sale of ownership of the Building, including brokerage commissions, attorneys’ and accountant’s fees, closing costs, title insurance premiums, transfer taxes and interest charges;

10.4.17.	fines, penalties or interest for landlord’s failure to make any tax payment in a timely fashion;

10.4.18.	costs of repairs, restoration, replacements or other work occasioned by fire, windstorm or other casualty required to be insured by Landlord under this Lease;

10.4.19.	Landlord’s net income, transfer, excise, capital stock and franchise taxes; and

10.4.20.	costs incurred to contain, abate, remove or otherwise clean up the Building or the Land required as a result of the presence of Hazardous Materials in, about or below the Building or the Land.
10.5. As soon as practicable after the close of the No Pass Through Period and December 31 of each year thereafter, any portion of which is during the Term, the Landlord shall furnish the Tenant with a notice setting forth:
10.5.1.	Taxes billed, or if a bill has not then been received for the entire period, the Landlord’s reasonable projection of Taxes to be billed, for the then current calendar year;

10.5.2.	the amount of Base Year Taxes;

10.5.3.	the amount, if any, by which item 10.5.1 above exceeds item 10.5.2 above; and

10.5.4.	the Tenant’s Share of item 10.5.3 above.
10.6. As soon as practicable after December 31 of each year during the Term and after the end of the Term, the Landlord shall furnish the Tenant with a notice setting forth:
10.6.1.	the actual amount of Taxes for the preceding calendar year in excess of Base Year Taxes (or proportional amount thereof for shorter periods during the Term);

10.6.2.	the Landlord’s previously projected amount of Taxes for the preceding calendar year in excess of Base Year Taxes (or proportional amount thereof for shorter periods during the Term);

10.6.3.	the difference obtained by subtracting item 10.6.2 above from item 10.6.1 above; and

10.6.4.	the Tenant’s Share of item 10.6.3 above.
10.7. As soon as practicable after the close of the No Pass Through Period and December 31 of each year thereafter, any portion of which is during the Term, the Landlord shall furnish the Tenant with a notice setting forth:
10.7.1.	the Landlord’s projection of annual Operational Expenses for the current period (if any portion thereof is during the Term);

10.7.2.	the amount of the Base Year Operational Expenses;

10.7.3.	the amount, if any, by which item 10.7.1 above exceeds item 10.7.2 above; and

10.7.4.	the Tenant’s Share of item 10.7.3 above.
10.8. As soon as practicable after December 31 of each year during the Term and after the end of the Term, the Landlord shall furnish the Tenant with a notice setting forth:
10.8.1.	the actual amount of Operational Expenses for the preceding calendar year in excess of Base Year Operational Expenses (or proportional amount thereof for shorter periods during the Term);

10.8.2.	the Landlord’s previously projected amount of Operational Expenses for the preceding calendar year in excess of Base Year Operational Expenses (or proportional amount thereof for shorter periods during the Term);

10.8.3.	the difference obtained by subtracting item 10.8.2 above from item 10.8.1 above; and

10.8.4.	the Tenant’s Share of item 10.8.3 above.
10.9. As soon as practicable after incurring any Capital Expenditure, the Landlord shall furnish the Tenant with a notice setting forth:
10.9.1.	a description of the Capital Expenditure and the subject thereof;

10.9.2.	the date the subject of the respective Capital Expenditure was first placed into service and the period of useful life selected by the Landlord in connection with the determination of the Annual Amortized Capital Expenditure;

10.9.3.	the amount of the Annual Amortized Capital Expenditure; and

10.9.4.	the Tenant’s Share of item 10.9.3 above.
10.10. Within one hundred fifty (150) days after the Landlord gives any notice enumerated in subsections 10.5 through 10.9 of this Agreement, the Tenant or the Tenant’s authorized agent, upon one week’s prior notice to the Landlord, may inspect the Landlord’s books and records, as they pertain to the particular expense in question, at the Landlord’s office regarding the subject of any such notice to verify the amount(s) and calculation(s) thereof. After payment of the Tenant’s Share in accordance with the provisions of section 10 of this Agreement, no further audit shall be conducted with respect to Operational Expenses, Taxes, Capital Expenditures, Base Year Operational Expenses or Base Year Taxes except with respect to items which may have been questioned within the one hundred fifty (150) day period. Tenant agrees that no audit will be conducted by an auditor engaged, in whole or in part, on a contingent fee basis. If an audit is conducted, the Landlord shall have the right to verify that the provisions of this prohibition have been satisfied.
10.11. The mere enumeration of an item within the definitions of Operational Expenses and Capital Expenditures in subsections 10.2 and 10.3 of this Agreement, respectively, shall not be deemed to create an obligation on the part of the Landlord to provide such item unless the Landlord is affirmatively required to provide such item elsewhere in this Agreement. Landlord, at Tenant’s expense and at competitive prices, shall maintain any supplementary facilities which are agreed to be installed by Landlord for Tenant’s sole use and enjoyment including, without limitation, supplementary heating, cooling or ventilation; electronic locking devices; and kitchen facilities such as faucets, drains, pumps and insta-hot lines.
11. Leasehold Improvements, Fixtures and Trade Fixtures.
All leasehold improvements to the Leased Premises, fixtures installed in the Leased Premises and the blinds and floor treatments or coverings shall be the property of the Landlord, regardless of when, by which party or at which party’s cost the item is installed. Movable furniture, furnishings, trade fixtures and equipment of the Tenant which are in the Leased Premises shall be the property of the Tenant, except as may otherwise be set forth in section 23 of this Agreement.
12. Alterations, Improvements and Other Modifications by the Tenant.
12.1. The Tenant shall not make any alterations, improvements or other modifications to the Leased Premises which effect structural changes in the Building or any portion thereof, change the functional utility or rental value of the Leased Premises or, except as may be contemplated by section 5 of this Agreement prior to the Commencement Date, affect the mechanical, electrical, plumbing or other systems installed in the Building or the Leased Premises.
12.2. The Tenant shall not make any other alterations, improvements or modifications to the Leased Premises, the Building or the Property or make any boring in the ceiling, walls or floor of the Leased Premises (other than minor changes including borings in the walls) or the Building unless the Tenant shall have first:
12.2.1.	furnished to the Landlord detailed, New Jersey architect-certified construction drawings, construction specifications and, if they pertain in any way to the heating, ventilation and air conditioning or other systems of the Building, related engineering design work and specifications regarding, the proposed alterations, improvements or other modifications;

12.2.2.	not received a notice from the Landlord objecting thereto in any respect within thirty (30) days of the furnishing thereof (which shall not be deemed the Landlord’s affirmative consent for any purpose);

12.2.3.	obtained any necessary or appropriate building permits or other approvals from the Municipality and, if such permits or other approvals are conditional, satisfied all conditions to the satisfaction of the Municipality; and

12.2.4.	met, and continued to meet, all the following conditions with regard to any contractors selected by the Tenant and any subcontractors, including materialmen, in turn selected by any of them:
12.2.4.1.	the Tenant shall have sole responsibility for payment of, and shall pay, such contractors;

12.2.4.2.	the Tenant shall have sole responsibility for coordinating, and shall coordinate, the work to be supplied or performed by such contractors, both among themselves and with any contractors selected by the Landlord;

12.2.4.3.	the Tenant shall not permit or suffer the filing of any notice of construction lien claim or other lien or prospective lien by any such contractor or subcontractor with respect to the Property, the Common Facilities, the Building or any other improvements on the Property; and if any of the foregoing should be filed by any such contractor or subcontractor, the Tenant shall forthwith obtain and file the complete discharge and release thereof or provide such payment bond(s) from a reputable, financially sound institutional surety as will, in the opinions of the Landlord, the holders of any mortgage indebtedness on, or other interest in, the Property, the Building, the Common Facilities or any other improvements on the Property, or any portions thereof, and their respective title insurers, be adequate to assure the complete discharge and release thereof;

12.2.4.4.	prior to any such contractor’s entering upon the Property, the Building or the Leased Premises or commencing work the Tenant shall have delivered to the Landlord (a) all the Tenant’s certificates of insurance set forth in section 14 of this Agreement, conforming in all respects to the requirements of section 14 of this Agreement, except that the effective dates of all such insurance policies shall be prior to any such contractor’s entering upon the Property, the Building or the Leased Premises or commencing work (if any work is scheduled to begin before the Commencement Date) and (b) similar certificates of insurance from each of the Tenant’s contractors providing for coverage in equivalent amounts, together with their respective certificates of workers’ compensation insurance, employer’s liability insurance and products-completed operations insurance, the latter providing coverage in at least the amount required for the Tenant’s comprehensive general public liability and excess insurance;

12.2.4.5.	each such contractor shall perform its work in a good and workpersonlike manner and shall not interfere with or hinder the Landlord or any other contractor in any manner;

12.2.4.6.	there shall be no labor dispute of any nature whatsoever involving any such contractor or any workpersons of such contractor or the unions of which they are members with anyone; and if such a labor dispute exists or comes into existence the Tenant shall forthwith, at the Tenant’s sole cost and expense, remove all such contractors and their workpersons from the Building, the Common Facilities and the Property; and

12.2.4..	the Tenant shall have the sole responsibility for the security of the Leased

Premises and all contractors’ materials, equipment and work, regardless of whether their work is in progress or completed.
12.3. After the Commencement Date, the Tenant shall not apply any wall covering (except latex based flat paint) or other treatment to the walls of the Leased Premises without the prior written consent of the Landlord, which approval shall not be unreasonably withheld or delayed. Landlord’s disapproval shall not be considered unreasonable if a wall covering will require unusual expense of removal or will increase the fire rating of the Building.
13. Landlord’s Rights of Entry and Access.
The Landlord and its authorized agents shall have the following rights of entry and access to the Leased Premises:
13.1. In case of any emergency or threatened emergency, at any time for any purpose which the Landlord reasonably believes under such circumstances will serve to prevent, eliminate or reduce the emergency, or the threat thereof, or damage or threatened damage to persons and property.
13.2. Upon at least three (3) day’s prior verbal advice to the Tenant, at any time for the purpose of erecting or constructing improvements, modifications, alterations and other changes to the Building or any portion thereof, including, without limiting the generality of the foregoing, the Leased Premises, the Common Facilities or the Property or for the purpose of repairing, maintaining or cleaning them, whether for the benefit of the Landlord, the Building, all tenants of Other Leased Premises in the Building, or one or more tenants of Other Leased Premises, or others. In connection with any such improvements, modifications, alterations, other changes, repairs, maintenance or cleaning, the Landlord may close off such portions of the Property, the Building and the Common Facilities and interrupt such services as may be necessary to accomplish such work, without liability to the Tenant therefore and without such closing or interruption being deemed an eviction or constructive eviction or requiring an abatement of Rent. However, in accomplishing anything set forth in this subsection 13.2, the Landlord shall endeavor not to materially interfere with the Tenant’s use and enjoyment of the Leased Premises or the conduct of the Tenant’s business and to minimize interference, inconvenience and annoyance to the Tenant.
13.3. At all reasonable business hours with prior verbal notice for the purpose of operating, inspecting or examining the Building, including the Leased Premises, or the Property.
13.4. At any time after the Tenant has vacated the Leased Premises, for the purpose of preparing the Leased Premises for another tenant or prospective tenant.
13.5. If practicable by appointment with the Tenant, at all reasonable business hours for the purpose of showing the Building to prospective purchasers, mortgagees and prospective mortgagees and prospective ground lessees and lessors.
13.6. If practicable by appointment with the Tenant, at all reasonable business hours during the last nine (9) months of the Term for the purpose of showing the Leased Premises to prospective tenants thereof.
13.7. The mere enumeration of any right of the Landlord within this section 13 of the Agreement shall not be deemed to create an obligation on the part of the Landlord to exercise any such right unless the Landlord is affirmatively required to exercise such right elsewhere in this Agreement.

14. Liabilities and Insurance Obligations.
14.1. The Tenant shall, at the Tenant’s own expense, purchase before the Commencement Date, and maintain in full force and effect throughout the Term and any other period during which the Tenant may have possession of the Leased Premises, the following types of insurance coverage from financially sound and reputable insurers, licensed by the State of New Jersey to provide such insurance and acceptable to the Landlord, in the minimum amounts set forth below, each of which insurance policies shall name the Landlord, the Landlord’s managing agent and mortgagees and ground lessors known to the Tenant, if any, of the Building, the Common Facilities, the Property or any interest therein, their successors and assigns as additional persons insured, and none of which insurance policies shall contain a “co-insurance” clause:
14.1.1.	commercial general liability insurance (including “broad form and contractual liability” coverage) and excess (“umbrella”) insurance which, without limiting the generality of the foregoing, considered together shall insure against such risks as bodily injury, death and property damage, with a combined single limit of not less than $3,000,000.00 for each occurrence; and

14.1.2.	“all-risks” property insurance covering the Leased Premises in an amount sufficient, as determined by the Landlord from time to time, to cover the replacement costs for all Tenant’s alterations, improvements, fixtures and personal property located in or on the Leased Premises.
14.2. With respect to risks:
14.2.1.	as to which this Agreement requires either party to maintain insurance, or

14.2.2.	as to which either party is effectively insured and for which risks the other party may be liable,

14.2.3.	the party required to maintain such insurance and the party effectively insured shall use its best efforts to obtain a clause, if available from the respective insurer, in each such insurance policy expressly waiving any right of recovery, by reason of subrogation to such party’s rights or otherwise, the respective insurer might otherwise have or obtain against the other party, so long as such a clause can be obtained in the respective insurance policy without additional premium cost. If such a clause can be obtained in the respective insurance policy, but only at additional premium cost, such party shall, by notice to the other party, promptly advise the other party of such fact and the amount of the additional premium cost. If the other party desires the inclusion of such a clause in the notifying party’s respective insurance policy, the other party shall, within 10 days of receipt of the notifying party’s notice, by notice advise the notifying party of its desire and enclose therewith its check in the full amount of the additional premium cost; otherwise the notifying party need not obtain such a clause in the respective insurance.
14.3. Each party hereby waives any right of recovery against the other party for any and all damages for property losses and property damages which are actually insured by either party, but only to the extent:
14.3.1.	that the waiver set forth in this subsection 14.3 does not cause or result in any cancellation of, or diminution in, the insurance coverage otherwise available under any applicable insurance policy;

14.3.2.	of the proceeds of any applicable insurance policy (without adjustment for any deductible amount set forth therein) actually received by such party for such respective loss or damages; and

14.3.3.	the substance of the clause contemplated by subsection 14.2 of this Agreement is actually and effectively set forth in the respective insurance policy.
The waiver set forth in this subsection 14.3 of the Agreement shall not apply with respect to liability insurance policies (as opposed to property and casualty insurance policies).
14.4. The Tenant hereby waives any right of recovery it might otherwise have against the Landlord for losses and damages caused actively or passively, in whole or in part, by any of the risks the Tenant is required to insure against in accordance with subsections 14.1.1 or 14.1.2 of this Agreement, unless such waiver would cause or result in a cancellation of, or diminution in, the coverage of the Tenant’s policies of insurance against such risks.
14.5. The Landlord shall have no liability whatsoever to the Tenant or the Tenant’s employees, other agents or Guests or anyone else for any death, bodily injury, property loss or other damages suffered by any of them or any of their property which is not caused by the negligence or intentional misconduct of the Landlord.
14.6. Each policy of insurance required under subsection 14.1 of this Agreement shall include provisions to the effect that:
14.6.1.	no act or omission of the Tenant, its employees, other agents or Guests shall result in a loss of insurance coverage otherwise available under such policy to any person required to be named as an additional insured in accordance with subsection 14.1 of this Agreement; and

14.6.2.	the insurance coverage afforded by such policy shall not be diminished, cancelled, permitted to expire or otherwise terminated for any reason except upon thirty (30) days’ prior written notice from the insurer to every person required to be named as an additional insured in accordance with subsection 14.1 of this Agreement.
14.7. With respect to each type of insurance coverage referred to in subsection 14.1 of this Agreement, upon the commencement of the Temporary Occupancy Period, the Tenant shall cause its insurer(s) to deliver to the Landlord the certificate(s) of the insurer(s) setting forth the name and address of the insurer, the name and address of each additional insured, the type of coverage provided, the limits of the coverage, any deductible amounts, the effective dates of coverage and that each policy under which coverage is provided affirmatively includes provisions to the effect set forth in subsection 14.6 of this Agreement. In the event any of such certificates indicates a coverage termination date earlier than the end of the Term or the end of any other period during which the Tenant may have possession of the Leased Premises, no later than 10 days before any such coverage termination date, the Tenant shall deliver to the Landlord respective, equivalent, new certificate(s) of the insurer(s).
15. Casualty Damage to Building or Leased Premises.
15.1. In the event of any damage to the Building or any portion thereof by fire or other casualty, with the result that the Leased Premises are rendered unusable, in whole or in part, then, unless the Building is destroyed or so damaged that the Landlord does not intend to rebuild the same, the Landlord shall, within thirty (30) business days of the casualty, determine the period of time required to restore the Building and the Leased Premises (but not including the improvements constructed or installed prior to the Term or during the Term in excess of the original allowance for the same).
15.1.1.	If, in Landlord’s opinion, the restoration described above will take more than 180 days then Landlord may elect to cancel this Agreement effective as of the date of casualty. Notice of the Landlord’s election shall be served upon the Tenant within the thirty (30) day period described above.

15.1.2.	If, in Landlord’s opinion, the restoration described above will take 180 days or less, then Landlord shall not cancel this Agreement and must restore the Building and the Leased Premises as aforesaid. In either of such events, the Landlord shall cause restoration to proceed diligently and expediently to the extent the Landlord has received proceeds of any property, casualty or liability insurance on the damaged portions (or would have received such proceeds had it obtained such coverage).
15.2. Rent shall abate from the date of the casualty until:
15.2.1.	such time as the Leased Premises are again fully usable and be reduced during such period by the amount which bears the same proportion to the Rent otherwise payable during such period as the gross rentable floor space of the Leased Premises which are rendered unusable bears to the gross rentable floor space of the Leased Premises. The restoration of the improvements constructed or installed prior to the Term or during the Term in excess of the original allowance for the same shall be the Tenant’s responsibility. Tenant shall make reasonable, good faith efforts to integrate the restoration which is its responsibility with the work which is being performed by Landlord. To the extent that is not feasible, Tenant shall be allowed an additional, reasonable interval to complete its work, not to exceed sixty days and Rent shall abate during the interval required for such restoration. The Landlord shall cooperate with Tenant to integrate the restoration of such improvements during the reconstruction period; or

15.2.2.	this Agreement is canceled pursuant to the provisions of subsections 15.1.
15.3. If, in the Landlord’s opinion, the restoration described above will take more than 180 days and the Landlord makes the election to cancel set forth in subsection 15.1 above then Landlord, in such event, may proceed with restoration (or non-restoration) in any manner it chooses, without any liability to Tenant.
15.4. The Tenant shall promptly advise the Landlord of the occurrence of any casualty damage to the Building or the Leased Premises of which the Tenant becomes aware.
16. Condemnation.
If the Leased Premises, or any portion thereof, or the Building or the Common Facilities, or any substantial portion of any of the foregoing, shall be acquired for any public or quasi-public use or purpose by statute, right of eminent domain or private sale in lieu thereof, with the result the Tenant can not use and occupy the Leased Premises for the purpose set forth in subsection 7.1 of this Agreement, this Agreement shall terminate and the Tenant hereby waives any claim against the Landlord, the condemning authority or other person acquiring same for any thing of value, tangible or intangible, including, without limiting the generality of the foregoing, the putative value of any leasehold interest or loss of the use of same, except for any right the Tenant might have to make a claim, independent of, and without reference to or having any effect on, any award or claim of the Landlord, against the condemning authority or other acquiring party regarding the value of the Tenant’s installed trade fixtures and other installed equipment which are not removable from the Leased Premises or for ordinary and necessary moving expenses occasioned thereby.
17. Assignment or Subletting by Tenant.
17.1. Except as may be specifically set forth in this section 17 of this Agreement, the Tenant shall not, without the Landlord’s prior written approval:
17.1.1.	assign this Agreement or any of the Tenant’s rights hereunder;

17.1.2.	sublet the Leased Premises or any portion thereof;

17.1.3.	license the use or occupancy of the Leased Premises or any portion thereof;

17.1.4.	otherwise transfer any interest including, without limiting the generality of the foregoing, a mortgage, pledge or security interest, in this Agreement, the Leased Premises, but not the contents of the Leased Premises, or the right to the use and occupancy of the Leased Premises; or

17.1.5.	indirectly accomplish, or permit or suffer the accomplishment of, any of the foregoing by merger or consolidation with another entity, by acquisition or disposition of assets or liabilities outside the ordinary course of the Tenant’s business or by acquisition or disposition, by the Tenant’s equity owners or subordinated creditors, of any of their respective interests in the Tenant.
17.2. The Tenant shall not assign this Agreement or any of the Tenant’s rights hereunder or sublet the Leased Premises or any portion thereof without first giving fifteen (15) days prior notice to the Landlord of its desire to assign or sublet and requesting the Landlord’s consent and without first receiving the Landlord’s prior written consent. Within fifteen (15) days after the expiration of the fifteen (15) day notice period, Landlord shall inform Tenant of its decision in writing. If Landlord does not respond within fifteen (15) days, it will be deemed that consent is granted to Tenant. Landlord shall not unreasonably withhold and or delay its consent. The notice shall be accompanied by an agreement by Tenant to reimburse Landlord for the reasonable expenses incurred in connection with the review of the proposed assignment or sublease and the documentation related thereto. The Tenant’s notice to the Landlord also shall include:
17.2.1.	the full name, address and telephone number of the proposed assignee or sublessee;

17.2.2.	a description of the type(s) of business in which the proposed assignee or sublessee is engaged and proposes to engage;

17.2.3.	a description of the use to which the proposed assignee or sublessee intends to put the Leased Premises or portion thereof;

17.2.4.	the proposed assignee’s or subtenant’s most recent quarterly and annual financial statements prepared in accordance with generally accepted accounting principles and any other evidence of financial position and responsibility that the Tenant or proposed assignee or sublessee may desire to submit;

17.2.5.	by diagram and measurement of the actual square feet of floor space, the portion of the Leased Premises proposed to be subject to the assignment of this Agreement or to be sublet;

17.2.6.	a complete summary of the terms of the proposed assignment or sublease including, without limiting the generality of the foregoing, all consideration paid or given, or proposed to be paid or to be given, by the proposed assignee, sublessee or other person to the Tenant and the respective times of payment or delivery; and

17.2.7.	any other information reasonably requested by the Landlord.
17.3. By the expiration of the notice period contemplated by subsection 17.2 of this Agreement, the Landlord, in its sole discretion, shall take one of the following actions by notice to the Tenant:
17.3.1.	grant consent on the terms and conditions set forth in subsection 17.4 of this Agreement and such other reasonable terms and conditions set forth in the Landlord’s notice;

17.3.2.	refuse to grant consent for any of the reasons set forth in subsection 17.5 of this Agreement or for any other reasonable reason set forth in the Landlord’s notice; or

17.3.3.	elect to terminate the Term as of (a) the end of the first full month after the Tenant has given notice of the Tenant’s desire to assign or sublet or (b) the proposed effective date of the proposed assignment or sublease.
17.4. The Landlord’s consent to the Tenant’s proposed assignment or sublease, if granted under subsection 17.3.1 of this Agreement, shall be subject to all the following terms and conditions (and to any other terms and conditions permitted by that subsection):
17.4.1.	any proposed assignee or sublessee shall, by document executed and delivered forthwith to the Landlord, agree to be bound by all the obligations of the Tenant set forth in this Agreement except that a sublessee shall only be bound to pay the rent agreed to in the sublease;

17.4.2.	the Tenant shall remain liable under this Agreement, jointly and severally with any proposed assignee or sublessee, for the timely performance of all obligations of the Tenant set forth in this Agreement;

17.4.3.	the Tenant shall forthwith deliver to the Landlord manually executed copies of all documents regarding the proposed assignment or sublease and a written, accurate and complete description, manually executed both by the Tenant and the proposed assignee or sublessee, of any other agreement, arrangement or understanding between them regarding the same;

17.4.4.	with respect to any consideration or other thing of value received or to be received by the Tenant in place of or as a substitute for rent in connection with any such assignment or sublease (other than those payable in equal monthly installments each month during the proposed term of any such assignment or sublease), the Tenant shall pay to the Landlord one-half of any such amount and one-half of the fair market value of any other thing of value within 10 days of receipt of same;

17.4.5.	with respect to any amount payable to the Tenant in equal monthly installments each month during the proposed term of any such assignment or sublease in connection with such assignment or sublease, which amount is in excess of the amount of Rent paid by Tenant to Landlord, the Tenant shall pay one-half of such excess to the Landlord together with the Tenant’s monthly installment of Rent after Tenant has deducted therefrom the cost of alterations and improvements, brokerage fees, legal fees and rent concessions;

17.4.6.	the proposed use of the Leased Premises is a permitted use under this Agreement; and

17.4.7.	Tenant shall reimburse Landlord for the reasonable expenses incurred in connection with the review of the proposed assignment or sublease and the documentation related thereto, not to exceed five hundred dollars.
17.5. The Landlord’s refusal to grant consent under subsection 17.3.2 of this Agreement shall not be deemed an unreasonable withholding of consent if based upon any of the following reasons (or any other reason permitted by that subsection):
17.5.1.	the Landlord desires to take one of the other actions enumerated in subsection 17.3 of this Agreement;

17.5.2.	if comparable space is available in the Building and the proposed sublessee or assignee is an existing tenant of Other Leased Premises;

17.5.3.	the general reputation, financial position or ability or type of business of, or the anticipated use of the Leased Premises by, the proposed assignee or proposed sublessee is unsatisfactory to the Landlord or is inconsistent with those of tenants of Other Leased Premises or inconsistent with any commitment made by the Landlord to any such other tenant;

17.5.4.	Tenant has advertised or listed the space for subleasing or assignment at a rate or at a proposed rate which is less than the rate being quoted by Landlord for other available space in the Building.
17.6. The Tenant shall have the right to assign this Agreement or sublet the Leased Premises or portions thereof without the prior written consent of the Landlord and without the application of subsections 17.1 and 17.2 of this Agreement if one of the following is applicable:
17.6.1.	the proposed assignee or sublessee is, and continues to be, an Affiliate of the Tenant and the Affiliate relationship was not created to avoid the operation of this section of the Agreement; or

17.6.2.	the proposed assignee or sublessee is an entity (a) resulting from the merger or consolidation of the Tenant with or into such entity or (b) purchasing substantially all the assets (subject to substantially all the liabilities) of the Tenant or (c) purchasing substantially all the issued and outstanding capital stock in the Tenant.

17.6.3.	For this purpose, an “Affiliate” of Tenant means an entity controlling, controlled by, or under common control with, Tenant.

17.6.4.	Notwithstanding the foregoing provisions of this subsection 17.6, the provisions of subsections 17.4.1, 17.4.3 and 17.4.6 of this Agreement shall continue to apply in the event of an assignment or sublease to an Affiliate.
18. Signs, Displays and Advertising.
18.1. The Tenant shall have one sign identifying the Landlord’s assigned number for the Leased Premises at the principal entrance to the Leased Premises. The Tenant may identify itself in or on each of: the signs at the principal entrance to the Leased Premises, the Building directory and the directory, if any, on the floor of the Building on which the Leased Premises is located. All such signs, and the method and materials used in mounting and dismounting them, shall be in accordance with the Landlord’s specifications. All such signs shall be provided and mounted by the Landlord at the Landlord’s expense, except that the Tenant shall bear any expense of identifying itself on the sign at the principal entrance to the Leased Premises.
18.2. No other sign, advertisement, fixture or display shall be used by the Tenant on the Property or in the Building or the Common Facilities. Any signs other than those specifically permitted under subsection 18.1 of this Agreement shall be removed promptly by the Tenant or by the Landlord at the Tenant’s expense.
18.3. In addition, at Tenant’s request, Landlord shall provide proportionate monument signage, at Landlord’s expense, subject to Township approval. In such event, as long as Tenant occupies at least 30,000 gross rentable square feet in the Building, Tenant’s sign shall be the top sign on the monument.
19. Quiet Enjoyment.
The Landlord is the owner of the Building, the Property and the Common Facilities located on the Property. The Landlord has the right and authority to enter into and execute and deliver this Agreement with the Tenant. So long as an Event of Default shall not have occurred, the Tenant shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term in accordance with this Agreement.
20. Omitted Intentionally.
21. Surrender.
21.1. Upon expiration or other termination of the Term, or at any other time at which the Landlord, by virtue of any provision of this Agreement or otherwise has the right to re-enter and re-take possession of the Leased Premises, the Tenant shall surrender possession of the Leased Premises; remove from the Leased Premises all property owned by the Tenant or anyone else other than the Landlord; remove from the Leased Premises any alterations, improvements or other modifications to the Leased Premises made subsequent to the initial installation called for in this Lease that the Landlord may request by notice, to the extent Landlord notified Tenant in writing that such alterations and/or improvements are to be removed at time of Tenant’s submissions of plans for approvals to do such alterations and/or improvements; make any repairs required by such removal; clean the Leased Premises; leave the Leased Premises in as good order and condition as it was upon the completion of any improvements contemplated by section 5 of this Agreement, ordinary wear and use excepted; return all copies of all keys and passes to the Leased Premises, the Common Facilities and the Building to the Landlord (or Tenant shall bear the cost of securing replacements); and receive the Landlord’s written acceptance of the Tenant’s surrender. The Landlord shall not be deemed to have accepted the Tenant’s surrender of the Leased Premises unless and until the Landlord shall have executed and delivered the Landlord’s written acceptance of surrender to the Tenant, which shall not be unreasonably withheld or delayed.
21.2. After the expiration or sooner termination of the Term, Tenant, at its expense, shall remove any or all voice and data wiring, cables and similar installations appurtenant thereto installed by Tenant in the risers, ceilings, plenums and electrical closets of the Building (the “Wiring”) and restore the Leased Premises and the Building to the condition existing prior to the installation of the Wiring (the “Wire Restoration Work”).
21.3. The provisions of this Clause shall survive the expiration or sooner termination of this Agreement.
21.4. Notwithstanding anything to the contrary in section 29, Landlord may retain Tenant’s Security Deposit after the expiration or sooner termination of this Agreement until Tenant has fully performed the Wire Restoration Work. In the event Tenant fails to perform the Wiring Restoration Work within thirty (30) days, Landlord may perform the Wire Restoration Work and apply all or any portion of Tenant’s Security Deposit toward the payment of the cost thereof. The retention or application of such Security Deposit by Landlord pursuant to this subsection 21.5 does not constitute a limitation on or waiver of Landlord’s right to pursue any other or further remedies at law or in equity.
22. Events of Default.
The occurrence of any of the following events shall constitute an Event of Default under this Agreement:
22.1. the Tenant’s failure to pay any installment of Basic Rent or any amount of Additional Rent within five (5) days of the date when it is first due provided that if such payment is not paid when it is first due more than twice in any twelve month period then, thereafter, Tenant’s failure to pay Rent when it is first due;
22.2. the Tenant’s failure to perform any of its obligations under this Agreement if such failure has caused, or may cause, loss or damage that can not promptly be cured by subsequent act of the Tenant;
22.3. the Tenant’s failure to complete performance of any of the Tenant’s obligations under this Agreement (other than those contemplated by subsections 22.1 and 22.2 of this Agreement) within ten (10) days after the Landlord shall have given notice to the Tenant specifying which of the Tenant’s obligations has not been performed and in what respects, unless completion of performance within such period of ten (10) days is not possible using diligence and expedience, then within a reasonable time of the Landlord’s notice so long as the Tenant shall have commenced substantial performance within the first three (3) days of such period of ten (10) days and shall have continued to provide substantial performance through to completion of performance;
22.4. the discovery that any representation made by the Tenant in this Agreement shall have been inaccurate or incomplete in any material respect either on the date it was made or the date as of which it was made;
22.5. the sale, transfer or other disposition of any interest of the Tenant in the Leased Premises by way of execution or other legal process;

22.6. with the exception of those of the following events to which section 365 of the Bankruptcy Code shall apply in the context of an office lease (in which case subsection 22.7 of this Agreement shall apply):
22.6.1.	the Tenant’s becoming a “debtor,” as that term is defined in section 101 of the Bankruptcy Code;

22.6.2.	any time when either the value of the Tenant’s liabilities exceed the value of the Tenant’s assets or the Tenant is unable to pay its obligations as and when they respectively become due in the ordinary course of business;

22.6.3.	the appointment of a receiver or trustee of the Tenant’s property or affairs; or

22.6.4.	the Tenant’s making an assignment for the benefit of, or an arrangement with or among, creditors or filing a petition in insolvency or for reorganization or for the appointment of a receiver;
22.7. in the event of the occurrence of any of the events enumerated in subsection 22.6 of this Agreement to which section 365 of the Bankruptcy Code shall apply in the context of an office lease, the earlier of the bankruptcy trustee’s rejection or deemed rejection (as those terms are used in section 365 of the Bankruptcy Code) of this Agreement; or
22.8. the Tenant’s abandoning the Leased Premises and ceasing to pay Rent before expiration of the Term without the prior written consent of the Landlord.
23. Rights and Remedies.
23.1. Upon the occurrence of an Event of Default the Landlord shall have all the following rights and remedies:
23.1.1.	to elect to terminate the Term by giving notice of such election, and the effective date thereof, to the Tenant and to receive Termination Damages;

23.1.2.	to elect to re-enter and re-take possession of the Leased Premises, without thereby terminating the Term, by giving notice of such election, and the effective date thereof, to the Tenant and to receive Re-Leasing Damages;

23.1.3.	if the Tenant remains in possession of the Leased Premises after the Tenant’s obligation to surrender the Leased Premises shall have arisen, to remove the Tenant and the Tenant’s and any others’ possessions from the Leased Premises by any of the following means without any liability to the Tenant therefore, any such liability to the Tenant therefore which might otherwise arise being hereby waived by the Tenant: legal proceedings (summary or otherwise), writ of dispossession and any other means and to receive Holdover Damages, to receive all expenses incurred in removing the Tenant and the Tenant’s and any others’ possessions from the Leased Premises, and of storing such possessions if the Landlord so elects;

23.1.4.	to be awarded specific performance, temporary restraints and preliminary and permanent injunctive relief regarding Events of Default where the Landlord’s rights and remedies at law may be inadequate, without the necessity of proving actual damages or the inadequacy of the rights and remedies at law;

23.1.5.	to receive all expenses incurred in securing, preserving, maintaining and operating the Leased Premises during any period of vacancy, in making repairs to the Leased Premises, in preparing the Leased Premises for re-leasing and in re-leasing the Leased Premises including, without limiting the generality of the foregoing, any brokerage commissions;

23.1.6.	to receive all reasonable legal expenses, including without limiting the generality of the foregoing, attorneys’ fees incurred in connection with pursuing any of the Landlord’s rights and remedies, including indemnification rights and remedies;

23.1.7.	if the Landlord, in its sole discretion, elects to perform any obligation of the Tenant under this Agreement (other than the obligation to pay Rent) which the Tenant has not timely performed, to receive all expenses incurred in so doing;

23.1.8.	to elect to pursue any legal or equitable right and remedy available to the Landlord under this Agreement or otherwise; and

23.1.9.	to elect any combination, or any sequential combination of any of the rights and remedies set forth in subsection 23.1 of this Agreement.
23.2. In the event the Landlord elects the right and remedy set forth in subsection 23.1.1 of this Agreement, Termination Damages shall be equal to the amount which, at the time of actual payment thereof to the Landlord, is the sum of:
23.2.1.	all accrued but unpaid Rent;

23.2.2.	the present value (calculated using the most recently available (at the time of calculation) published weekly average yield on United States Treasury securities having maturities comparable to the balance of the then remaining Term) of the sum of all payments of Rent remaining due (at the time of calculation) until the date the Term would have expired (had there been no election to terminate it earlier) less the present value (similarly calculated) of all payments of rent to be received through the end of the Term (had there been no election to terminate it earlier) from a lessee, if any, of the Leased Premises at the time of calculation (and it shall be assumed for purposes of such calculations that (i) the amount of future Additional Rent due per year under this Agreement will be equal to the average Additional Rent per month due during the 12 full calendar months immediately preceding the date of any such calculation, increasing annually at a rate of five percent (5%), (ii) if any calculation is made before the first anniversary of the end of the No Pass Through Period, the average Additional Rent due for any month after the end of the No Pass Through Period will be equal to five percent (5%) of the sum of the Base Year Operational Expenses, Base Year Taxes and Tenant Electric Charges (considered on an annual basis), (iii) if any calculation is made before the beginning of the Base Year, the sum of Base Year Taxes and Base Year Operational Expenses shall be assumed to be $7.50 per gross rentable square foot and (iv) if any calculation is made before the end of the Base Year, Base Year Taxes and Base Year Operational Expenses may be extrapolated based on the year to date experience of the Landlord);

23.2.3.	the Landlord’s reasonably estimated cost of demolishing any leasehold improvements to the Leased Premises; and

23.2.4.	that amount, which as of the occurrence of the Event of Default, bears the same ratio to the costs, if any, incurred by the Landlord (and not paid by the Tenant) in building out the Leased Premises in accordance with section 5 of this Agreement as the number of months remaining in the Term (immediately before the occurrence of the Event of Default) bears to the number of months in the entire Term (immediately before the occurrence of the Event of Default).

23.2.5.	In case this Lease shall be terminated after an Event of Default, Landlord may, in its sole discretion, but shall not have the obligation, in its own name and on its own behalf, relet the whole or any portion of the Leased Premises, for any period equal to or greater or less than the remainder of the then current Lease Term, for any sum which it may deem reasonable, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate, and in connection with any such lease Landlord may make such changes in the character of the improvements on the Leased Premises as Landlord may determine to be appropriate or helpful in effecting such lease and may grant concessions or free rent. Tenant hereby waives any rights it may have at law or in equity which may be imposed upon Landlord to perform acts to mitigate Tenant’s damages resulting from Tenant’s default. Landlord shall not in any event be required to pay Tenant any surplus of any sums received by Landlord on a re-letting of the Leased Premises for any sum in excess of the Rent reserved in this Lease.

23.2.6.	Notwithstanding subsection 23.2.5 above, in the event that applicable law or Court order shall impose any obligation upon Landlord to mitigate the damages of Tenant following the occurrence of any Default, then Tenant agrees that in such circumstance Landlord shall completely discharge its obligation by listing with a nationally recognized broker. Landlord shall not be obligated to: (a) accept a lower amount or rate of Annual Rent than that payable under this Lease for the remainder of the Lease Term; (b) lease less than all of the Leased Premises to a single tenant; (c) lease to any party that does not meet Landlord’s financial and creditworthiness requirements; (d) lease for a term shorter than five (5) years; (e) lease to any tenant who would pose an inordinate burden upon the infrastructure of the Building; (f) lease to any tenant that does not meet any criteria established by the holder of a first mortgage on the Premises; or (g) lease to any party that is unable or unwilling to post security deposits reasonably required by Landlord.
23.3. In the event the Landlord elects the right and remedy set forth in subsection 23.1.2 of this Agreement, Re-Leasing Damages shall be equal to the Rent less any rent actually and timely received by the Landlord from any lessee of the Leased Premises or any portion thereof, payable at the respective times that Rent is payable under the Agreement plus the cost, if any, to the Landlord of building out or otherwise preparing the Leased Premises for, and leasing the Leased Premises to, any such lessee.
23.4. In the event the Landlord elects the right and remedy set forth in subsection 23.1.3 of this Agreement, Holdover Damages shall mean damages at the rate per month or part thereof equal to one and one-half times one-twelfth of all payments of Rent due under this Agreement during each of the last 12 full calendar months payable in full on the first day of each holdover month or part thereof.
23.5. In connection with any summary proceeding to dispossess and remove the Tenant from the Leased Premises under subsection 23.1.3 of this Agreement, the Tenant hereby waives:

23.5.1.	any right the Tenant might otherwise have to cause a termination of the action or proceeding by paying to the Landlord or into court or otherwise any Rent in arrears;

23.5.2.	any right the Tenant might otherwise have to transfer or remove such proceeding from the court (or the particular division or part of the court) or other forum in which it shall have been instituted by the Landlord to another court, division or part; and

23.5.3.	any right the Tenant might otherwise have to redeem the Tenant’s former leasehold interest between the entry of any judgment and the execution of any warrant issued in connection therewith by paying to the Landlord or into Court or otherwise any Rent in arrears.
23.6. The enumeration of rights and remedies in this section 23 of the Agreement is not intended to be exhaustive or exclusive of any rights and remedies which might otherwise be available to the Landlord, or to force an election of one or more rights and remedies to the exclusion of others, concurrently, consecutively or sequentially. On the contrary, each right and remedy enumerated in this section 23 of the Agreement is intended to be cumulative with each other right and remedy enumerated in this section 23 of the Agreement and with each other right and remedy that might otherwise be available to the Landlord; and the selection of one or more of such rights and remedies at any time shall not be deemed to prevent resort to one or more others of such rights and remedies at the same time or a subsequent time, even with regard to the same occurrence sought to be remedied.
23.7. If (i) an Event of Default has occurred and the Tenant moves out, whether Landlord has terminated or otherwise, or (ii) if Tenant is dispossessed, and, in either of such events, fails to remove any property, machinery, equipment and fixtures or other property prior to such default, dispossess or removal, then and in that event, the said property, machinery, equipment and fixtures or other property shall be deemed, at the option of the Landlord, to be abandoned; or in lieu thereof, at the Landlord’s option, the Landlord may remove such property and charge the reasonable cost and expense of removal, storage and disposal to the Tenant, together with an additional fifteen percent (15%) of such costs for Landlord’s overhead and profit, which total costs shall be deemed to be additional rent hereunder. The Tenant shall be liable for any damage which it causes in the removal of said property from the Leased Premises.
24. Termination of the Term.
24.1. The Term shall terminate upon the earliest of the following events to occur:
24.1.1.	expiration of the Term;

24.1.2.	the effective date of an election by the Tenant under subsection 6.2 of this Agreement;

24.1.3.	in connection with a transaction contemplated by section 16 of this Agreement, the later of (a) the vesting of the acquiring party’s right to possession or (b) the Tenant’s vacating the Leased Premises;

24.1.4.	under the circumstances contemplated by subsection 15.1 of this Agreement, upon the Tenant’s giving prompt notice of the failure of the Landlord to give, on a timely basis, the notice contemplated by subsection 15.1.2 of this Agreement and that the Tenant desires termination of the Term (which termination shall be effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered untenantable and as of the date of the Tenant’s giving notice with respect to those portions of the Leased Premises which were not rendered untenantable);

24.1.5.	under the circumstances contemplated by subsection 15.1 of this Agreement, upon the expiration of thirty (30) additional days (without the Landlord’s completion of restoration in the interim) after the Tenant shall have given prompt notice that the Landlord has not restored the Leased Premises on a timely basis and that the Tenant desires termination of the Term (which termination shall be effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered untenantable and as of the date of the Tenant’s giving notice with respect to those portions of the Leased Premises which were not rendered untenantable);

24.1.6.	the effective date of any election by the Landlord under subsection 17.3.3 of this Agreement in response to the Tenant’s notice of the Tenant’s desire to assign this Agreement or to sublet all or a portion of the Leased Premises; or

24.1.7.	the effective date of any election by the Landlord to terminate the Term under subsection 23.1.1 of this Agreement.
24.2. No termination of the Term shall have the effect of releasing either the Tenant or the Landlord from any obligation or liability theretofore or thereby incurred and, in the case of the Tenant, until the Tenant shall have surrendered the Leased Premises in accordance with section 21 of this Agreement, from any obligation or liability thereafter incurred.
25. Mortgage and Underlying Lease Priority.
25.1. This Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are, and shall always be, subordinate to any mortgage (other than a mortgage created by the Tenant or a sale, transfer or other disposition by the Tenant in the nature of a security interest in violation of subsections 17.1.4 and 22.5, respectively, of this Agreement) already or afterwards placed on the Property, the Common Facilities, the Building or any estate or interest therein including, without limiting the generality of the foregoing, any new mortgage or any mortgage extension, renewal, modification, consolidation, replacement, supplement or substitution. This Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are, and shall always be, subordinate to any ground lease already or afterwards made with regard to the Property, the Common Facilities, the Building or any estate or interest therein including, without limiting the generality of the foregoing, any new ground lease or any ground lease extension, renewal, modification, consolidation, replacement, supplement or substitution. The provisions of this section 25 of the Agreement shall be self-effecting; and no further instrument shall be necessary to effect any such subordination. Nevertheless, the Tenant hereby consents that any mortgagee or mortgagee’s successor in interest may, at any time and from time to time, by notice to the Tenant, subordinate its mortgage to the estate and interest created by this Agreement; and upon the giving of such notice, the subject mortgage shall be deemed subordinate to the estate and interest created by this Agreement regardless of the respective times of execution or delivery of either or of recording the subject mortgage.
25.2 Landlord shall use commercially reasonable efforts to secure a non-disturbance agreement in mortgagee’s standard form from any existing mortgagee which provides that Tenant’s possession will not be disturbed as long as Tenant is not in default under the terms of the Agreement and all future mortgagors, if any, will provide for a non-disturbance of the Tenants rights under this Lease Agreement. If

Tenant negotiates the terms of the non-disturbance agreement, Tenant shall pay mortgagee’s charge in connection with securing and preparation of the non-disturbance agreement.
26. Transfer by Landlord.
26.1. The Landlord shall have the right at any time and from time to time to sell, transfer, lease or otherwise dispose of the Property, the Common Facilities or the Building or any of the Landlord’s interests therein, or to assign this Agreement or any of the Landlord’s rights thereunder.
26.2. Upon giving notice of the occurrence of any transaction contemplated by subsection 26.1 of this Agreement, the Landlord shall thereby be relieved of any obligation that might otherwise exist under this Agreement with respect to periods subsequent to the effective date of any such transaction. If, in connection with any transaction contemplated by subsection 26.1 of this Agreement the Landlord transfers, or makes allowance for, any Security Deposit of the Tenant and gives notice of that fact to the Tenant, the Landlord shall thereby be relieved of any further obligation to the Tenant with regard to any such Security Deposit which is assumed in writing by the transferee; and the Tenant shall look solely to the transferee with respect to any such Security Deposit.
26.3. In the event of the occurrence of any transaction contemplated by subsection 26.1 of this Agreement the Tenant, upon written request therefore from the transferee, shall attorn to and become the tenant of such transferee upon the terms and conditions set forth in this Agreement.
26.4. Notwithstanding anything to the contrary that may be set forth in subsections 26.1, 26.2 and 26.3 of this Agreement, in the event any mortgage contemplated by section 25 of this Agreement is enforced by the respective mortgagee pursuant to remedies provided in the mortgage or otherwise provided by law or equity and any person succeeds to the interest of the Landlord as a result of, or in connection with, any such enforcement, the Tenant shall, upon the request of such successor in interest, automatically attorn to and become the Tenant of such successor in interest without any change in the terms or provisions of this Agreement, except that such successor in interest shall not be bound by: (a) any payment of Basic Rent or Additional Rent (exclusive of prepayments in the nature of a Security Deposit) for more than one month in advance or (b) any amendment or other modification of this Agreement which was made without the consent of such mortgagee or such successor in interest; and, upon the request of such successor in interest, the Tenant shall execute, acknowledge and deliver any instrument(s) confirming such attornment.
26.5. If this Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are ever subject and subordinate to any ground lease contemplated by section 25 of this Agreement:
26.5.1.	upon the expiration or earlier termination of the term of any such ground lease before the termination of the Term under this Agreement, the Tenant shall attorn to, and become the Tenant of, the lessor under any such ground lease and recognize such lessor as the Landlord under this Agreement for the balance of the Term; and

26.5.2.	such expiration or earlier termination of the term of any such ground lease shall have no effect on the Term under this Agreement.
27. Indemnification.
27.1. The Tenant shall, and hereby does, indemnify the Landlord against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses including, without limiting the generality of the foregoing, expenses of investigation, defense and enforcement thereof or of the obligation set forth in this section 27 of the Agreement including, without limiting the generality of the foregoing, reasonable attorneys’ fees, imposed on or incurred by the Landlord in connection with any of the following matters which occurs during the Term:
27.1.1.	any matter, cause or thing arising out of the use, occupancy, control or management of the Leased Premises or any portion thereof which is not caused by the Landlord’s negligence or intentional act;

27.1.2.	any negligence or intentional act on the part of the Tenant or any of its employees, other agents or Guests;

27.1.3.	any accident, injury or damage to any person or property occurring in or about the Leased Premises which is not caused by the Landlord’s negligence or intentional act;

27.1.4.	any representation made by the Tenant in this Agreement shall have been inaccurate or incomplete in any material respect either on the date it was made or the date as of which it was made;

27.1.5.	the imposition of any mechanic’s, materialman’s or other lien on the Property, the Common Facilities, the Building, the Leased Premises or any portion of any of the foregoing, or the filing of any notice of intention to obtain any such lien, in connection with any alteration, improvement or other modification of the Leased Premises made or authorized by the Tenant (which indemnification obligation shall be deemed to include the Tenant’s obligations set forth in subsection 12.2.4.3 of this Agreement); or

27.1.6.	any failure on the part of the Tenant to perform or comply with any obligation of the Tenant set forth in this Agreement.
27.2. The Landlord shall, and hereby does, indemnify the Tenant against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses including, without limiting the generality of the foregoing, expenses of investigation, defense and enforcement thereof including, without limiting the generality of the foregoing, reasonable attorneys’ fees, imposed on or incurred by the Tenant in connection with any matter, cause or thing arising out of the Landlord’s negligence or intentional acts in the Building (other than the Leased Premises) or in the Common Facilities except to the extent caused by the Tenant’s negligence or intentional act.
27.3 Payment of indemnification claims shall be due upon giving notice thereof to the party from whom indemnification is due together with invoices and other documents supporting the amount of the claim by Landlord.
27.4. The party seeking indemnification shall promptly give notice of any claim asserted, or action or proceeding commenced, against it as to which it intends to claim indemnification and shall forward copies of all claim or litigation documents received by it. Upon receipt of such notice the party seeking indemnification may, by notice to the other party, participate therein and, to the extent it may desire, assume the defense thereof through independent counsel, reasonably satisfactory to the other party, selected by the party providing indemnification. The other party shall not be bound by any compromise or settlement of any such claim, action or proceeding without its prior written consent.

28. Parties’ Liability.
28.1. None of the following occurrences shall constitute a breach of this Agreement by the Landlord, a termination of the Term, an active or constructive eviction or an occurrence requiring an abatement of Rent:
28.1.1.	the inability of the Landlord to provide any utility or service to be provided by the Landlord, as described in section 8 of this Agreement which is due to causes beyond the Landlord’s control, or to necessary or advisable improvements, maintenance, repairs or emergency, so long as the Landlord uses reasonable efforts and diligence under the circumstances to restore the interrupted service or utility;

28.1.2.	any improvement, modification, alteration or other change made to the Property, the Building or the Common Facilities by the Landlord consistently with the Landlord’s obligations set forth in subsection 13.2 of this Agreement providing any change does not affect Tenant’s use and or occupancy to more than a de minimus extent; and

28.1.3.	any change in any Federal, state or local law or ordinance.
28.2. Except for the commencement, duration or termination of the Term (other than under the circumstances contemplated by subsection 15.1 of this Agreement), the Tenant’s obligation to make timely payments of Rent, the Tenant’s obligation to maintain certain insurance coverage in effect, the Tenant’s failure to perform any of its other obligations under this Agreement if such failure has caused loss or damage that can not promptly be cured by subsequent act of the Tenant and the period within which any Option to Renew or any other type of option or optional right exercisable by the Tenant must be exercised, any period of time during which the Landlord or the Tenant is prevented from performing any of its respective obligations under this Agreement because of fire, any other casualty or catastrophe, strikes, lockouts, civil commotion, acts of God or the public enemy, governmental prohibitions or preemptions, embargoes or inability to obtain labor or material due to shortage, governmental regulation or prohibition, shall be added to the time when such performance is otherwise required under this Agreement.
28.3. Landlord shall not be liable for any loss suffered or incurred by Tenant, or any interruption of or injury to its business or property by reason of the use of the Grand Master Key or electronic card key access by Landlord or its representatives. In the event the Landlord is an individual, an entity, partnership, joint venture, association or a participant in a joint tenancy or tenancy in common, neither the Landlord, nor any of its officers, directors, shareholders, partners, venturers, members and joint owners shall have any personal liability or obligation under or in connection with this Agreement or the Tenant’s use and occupancy of the Leased Premises; but recourse shall be limited exclusively to the Landlord’s interest in the Building.
28.4. If Landlord shall be unable to give possession of the Leased Premises on the Target Date, the rent reserved and covenanted to be paid herein shall not commence until the possession of the Leased Premises is given.
28.5. If, at any time during the Term, the payment or collection of any Rent otherwise due under this Agreement shall be limited, frozen or otherwise subjected to a moratorium by applicable law, and such limitation, freeze or other moratorium shall subsequently be lifted, whether before or after the termination of the Term, such aggregate amount of Rent as shall not have been paid or collected during the Term on account of any such limitation, freeze or other moratorium, shall thereupon be due and payable at once.

There shall be added to the maximum period of any otherwise applicable statute of limitation the entire period during which any such limitation, freeze or other moratorium shall have been in effect.
28.6. If this Agreement is executed by more than one person as Tenant, their liability under this Agreement and in connection with the use and occupancy of the Leased Premises shall be joint and several.
28.7. In the event any rate of interest, or other charge in the nature of interest, calculated as set forth in this Agreement would lead to the imposition of a rate of interest in excess of the maximum rate permitted by applicable usury law, only the maximum rate permitted shall be charged and collected.
28.8. The rule of construction that any ambiguities that may be contained in any contract shall be construed against the party drafting the contract shall be inapplicable in construing this Agreement.
29. Security Deposit.
29.1. The Tenant shall pay to the Landlord upon execution and delivery of this Agreement the sum of $365,200 as a security deposit to be held by the Landlord as security for the Tenant’s performance of all the Tenant’s obligations under this Agreement (the “Security Deposit”). The Landlord may commingle the Security Deposit with its general funds. Any interest earned on the Security Deposit shall belong to the Landlord. The Tenant shall not encumber the Security Deposit. The Landlord, in its sole discretion, may apply the Security Deposit to cure any Event of Default under this Agreement with written notice provided to Tenant. If any such application is made, upon notice by the Landlord to the Tenant, the Tenant shall promptly replace the amount so applied. If there has been no Event of Default during the first thirty-six (36) full calendar months of the Initial Term, Landlord shall return the sum of $91,275 to Tenant and the balance of $273,825 shall be held as the Security Deposit. If there has been no Event of Default during the first sixty (60) full calendar months of the Initial Term, Landlord shall return the further sum of $91,275 to Tenant and the balance of $182,550 shall be held as the Security Deposit. If there has been no Event of Default during the Term, within 30 days after termination of the Term the Landlord shall return the entire balance of the Security Deposit to the Tenant. The Tenant will not look to any foreclosing mortgagee of the Property, the Building, the Common Facilities or any interest therein for such return of the balance of the Security Deposit, unless the mortgagee has expressly assumed the Landlord’s obligations under this Agreement or has actually received the balance of the Security Deposit.
29.2. Upon execution of this Lease, the Tenant may elect to post with Landlord as security for the full and faithful performance of this Lease upon the part of the Tenant to be performed an irrevocable, unconditional Letter of Credit in transferable form (together with all increases, renewals, replacements, amendments and substitutions, the “Letter of Credit”) naming Landlord as beneficiary, with a term of at least one (1) year and an evergreen provision in the amount of $365,100 from an institution acceptable to Landlord in the reasonable exercise of its discretion (a “Qualified Bank”), presentable in New Jersey. In no instance shall the amount of such security be considered a measure of liquidated damages. The evergreen provision may not be terminated except on notice of at least thirty (30) days. If the provision is terminated, Tenant shall cause the Letter of Credit to be renewed for additional one (1) year periods for the entire balance of the Term of the Lease, and at least forty-five (45) days prior to the scheduled expiration of the Letter of Credit each year, Tenant shall provide Landlord with an extension of the Letter of Credit or replacement Letter of Credit from a Qualified Bank. If Tenant fails to provide such extension or replacement Letter of Credit within the time period provided above, Landlord shall have the right to draw immediately upon the entire balance of the Letter of Credit and shall hold or disburse same as cash security in accordance with the provisions of this section 29.

29.3. If the Letter of Credit is posted as security then, (i) if there has been no Event of Default during the first thirty-six (36) full calendar months of the Initial Term, the Letter of Credit may be reduced by $91,275 to the sum of $273,825; and (ii) if there has been no Event of Default during the first sixty (60) full calendar months of the Initial Term, the Letter of Credit may be reduced by an additional $91,275 to the sum of $182,550; and (ii) upon termination of this Lease, and provided Tenant is not in default hereunder and has performed all of the conditions of this Lease, the Landlord shall return the Letter of Credit to the Tenant. During the term of this Lease, Landlord shall have recourse to the Letter of Credit to make good any default by Tenant, in which event Tenant shall, on demand, promptly restore said Letter of Credit to the amount of the Letter of Credit prior to the default. It is agreed that should Landlord convey its interest under this Lease, the Letter of Credit may be transferred by Landlord to Landlord’s grantee or transferee, and Tenant shall cooperate with Landlord by causing an appropriate amendment to the Letter of Credit to be issued changing the name of the beneficiary. Upon any such delivery of an amendment to the Letter of Credit, Tenant hereby releases Landlord herein named of any and all liability with respect to the security deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee, and it is further understood that this provision shall also apply to subsequent grantees and transferees. Tenant shall not mortgage, encumber or assign said security.
29.4. If Tenant requests Landlord to execute a lien waiver in favor of any lender, Landlord shall only do so if (i) the lender is an institutional lender; (ii) the form of the lien waiver is satisfactory to Landlord; (iii) Tenant agrees to reimburse Landlord for the reasonable expenses incurred in connection with the review of the proposed lien waiver and the documentation related thereto; and (iv) Tenant increases the security deposit by an amount which is sufficient to mitigate the negative economic impact of the granting of such lien waiver.
30. Representations.
The Tenant hereby represents and warrants that:
30.1. its North American Industrial Classification (NAICS) code is 523110 and it will promptly give notice of any change therein during the Term to the Landlord;
30.2. no broker or other agent has shown the Leased Premises or the Building to the Tenant, or brought either to the Tenant’s attention, except CB Richard Ellis Group, Inc. and GVA Williams New Jersey, Inc. (the “Brokers”), whose entire commission therefore is set forth in separate documents and which commission the Tenant understands will be paid by the Landlord directly to the named Brokers;
30.3. the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant have been duly and validly authorized by its general partners, to the extent required by their partnership agreement and applicable law, if the Tenant is a partnership; or, if the Tenant is a limited liability company, by its members, to the extent required by their operating agreement and applicable law; or, if the Tenant is a corporation, by its board of directors and, if necessary, by its stockholders at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; and no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to the Tenant’s execution and delivery of this Agreement;
30.4. the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant will not result in a breach or violation of, or constitute a default under, the provisions of any statute, charter, certificate of incorporation or by-laws, partnership agreement or operating agreement of the Tenant or any affiliate of the Tenant, as presently in effect, or any indenture, mortgage, lease, deed of trust, other agreement, instrument, franchise, permit, license, decree, order, notice, judgment, rule or order to or of which the Tenant or any affiliate of the Tenant is a party, a subject or a recipient or by which the Tenant, any affiliate of the Tenant or any of their respective properties and other assets is bound; and
30.5. it is not a Specially Designated National or a Blocked Person as those terms are defined in the rules of the Office of Foreign Assets Control nor a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as amended.
31. Reservation in Favor of Tenant.
Neither the Landlord’s forwarding a copy of this document to any prospective tenant nor any other act on the part of the Landlord prior to execution and delivery of this Agreement by the Landlord shall give rise to any implication that any prospective tenant has a reservation, an option to lease or an outstanding offer to lease any premises.
32. Tenant’s Certificates and Mortgagee Notice Requirements.
32.1. Promptly upon request of the Landlord at any time or from time to time, but in no event more than ten (10) days after the Landlord’s respective request, the Tenant shall execute, acknowledge and deliver to the Landlord or its designee an estoppel or other certificate, satisfactory in form and substance to the Landlord and any of its mortgagees, ground lessors or lessees or transferees or prospective mortgagees, ground lessors or lessees or transferees, with respect to any of or all the following matters:
32.1.1.	whether this Agreement is then in full force and effect;

32.1.2.	whether this Agreement has not been amended, modified, superseded, canceled, repudiated or revoked;

32.1.3.	whether the Landlord has satisfactorily completed all construction work, if any, required of the Landlord or contractors selected and retained by the Landlord in connection with readying the Leased Premises for occupancy by the Tenant in accordance with section 5 of this Agreement;

32.1.4.	whether the Tenant is then in actual possession of the Leased Premises;

32.1.5.	whether the Tenant then has no defenses or counterclaims under this Agreement or otherwise against the Landlord or with respect to the Leased Premises;

32.1.6.	whether Landlord is not then in breach of this Agreement in any respect;

32.1.7.	whether the Tenant then has knowledge of any assignment of this Agreement, the pledging or granting of any security interest in this Agreement or in Rent due and to become due under this Agreement;

32.1.8.	whether Rent is not then accruing under this Agreement in accordance with its terms;

32.1.9.	whether any Rent is not then in arrears;

32.1.10.	whether Rent due or to become due under this Agreement has not been prepaid by more than one month;

32.1.11.	if the response to any of the foregoing matters is in the negative, a specification of all the reasons that necessitated the negative response in each instance; and

32.1.12.	any other matter reasonably requested by the Landlord or any of its mortgagees, ground lessors or lessees or transferees or prospective mortgagees, ground lessors or lessees or transferees, including, without limiting the generality of the foregoing, such information as the Landlord may request for purposes of assuring compliance with the Industrial Site Recovery Act (13 N.J.S.A. 1K-6 et seq.), as it may be amended, and any other applicable Federal, state or local statute, ordinance, rule, regulation or order concerned with environmental matters.
32.2. If, in connection with the Landlord’s or a prospective transferee’s obtaining financing or refinancing of the Property, the Building, the Common Facilities, any portion thereof or any interest therein, the Landlord or a prospective lender shall so request, the Tenant shall furnish to the requesting party within 15 days of the request:
32.2.1.	its written consent to any requested modifications of this Agreement provided that, in each such instance, the requested modification does not increase the Rent otherwise due or, in the reasonable judgment of the Tenant, otherwise to a de minimus extent increase the obligations of the Tenant under this Agreement or to a de minimus extent adversely affect the Tenant’s leasehold interest created hereby or the Tenant’s use and enjoyment of the Leased Premises (except in the circumstances contemplated by section 16 of this Agreement); and

32.2.2.	summary financial information regarding its financial position as of the close of its most recently completed fiscal year and its most recently completed interim fiscal period and regarding its results of operations for the periods then ended and comparable year earlier periods, certified by Tenant’s chief financial officer to be a complete, accurate and fair presentation of the summary financial information purporting to be set forth therein.
32.3. If the Landlord or any of its mortgagees gives notice to the Tenant of any of their respective names and addresses from time to time, the Tenant shall give notice to each such mortgagee of any notice of breach or default previously or afterwards given by the Tenant to the Landlord under this Agreement and provide in such notice that if the Landlord has not cured such breach or default within any permissible cure period then such mortgagee shall have the greater of (a) an additional period of thirty (30) days or (b) if such default cannot practically be cured within such period, such additional period as is reasonable under the circumstances, within which to cure such default. Upon request of the Landlord at any time or from time to time, the Tenant shall execute, acknowledge and deliver to the Landlord or its designee an acknowledgment of receipt of any such notice, an acknowledgment of receipt of any notice of assignment of this Agreement or rights hereunder by the Landlord to any of its mortgagees and the Tenant’s agreement to the foregoing effect on the respective forms, if any, furnished by the Landlord or the respective mortgagees.
32.4. Approximately (i) 90 days prior to the termination of the Term and (ii) thirty (30) days prior to any relocation of the Tenant from the Leased Premises (as constituted on the Commencement Date), the

Tenant shall obtain from the New Jersey Department of Environmental Protection (“NJDEP”) or its authorized designeee, and deliver to the Landlord, (a) the Department’s unconditional certificate of non-applicability, or (b) the Department’s approval of the Tenant’s negative declaration or clean-up plan, or (c) a final remediation document (an “FRD”) as defined in the Site Remediation Reform Act (P.L. 2009, c. 60)(the “SRR Act”), together with copies of all documents furnished to NJDEP in connection with obtaining such certificate or approval or the filing of the FRD. This requirement shall not apply if during the term no occupant’s NAICS code was in a covered classification and no use was made of the Leased Premises which requires compliance with the requirements of ISRA.
32.5. In the event compliance with ISRA is required and evidence of compliance with ISRA is not delivered to the Landlord prior to expiration or earlier termination of the Term, Tenant shall be liable for all costs and expenses incurred by Landlord in enforcing Tenant’s obligations hereunder until such time as evidence of compliance with ISRA has been delivered to the Landlord, and together with any costs and expenses, including legal and environmental consultant fees incurred by Landlord in enforcing Tenant’s obligations under subsection 7.2.8 and subsection 32.4 of this Agreement. After the Term, Tenant shall nevertheless be obligated to comply with its obligations hereunder. Evidence of compliance, as used herein, shall mean an approved “negative declaration” or an FRD. Evidence of compliance shall be delivered to the Landlord, together with copies of all submissions made to, and received from, the NJDEP, including all environmental reports, test results and other supporting documentation.
33. Waiver of Jury Trial.
The parties hereby waive any right they might otherwise have to a trial by jury in connection with any dispute arising out of or in connection with this Agreement or the use and occupancy of the Leased Premises.
34. Severability.
In the event that any provision of this Agreement, or the application of any provision in any instance, shall be conclusively determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such determination shall not affect the validity or enforceability of the balance of this Agreement.
35. Notices.
All notices contemplated by, permitted or required by this Agreement shall be in writing. All notices required by this Agreement shall be personally delivered or forwarded by recognized overnight carrier or by certified mail-return receipt requested, addressed to the intended party at its address first set forth above or, in the case of notices to the Tenant during the Term or any other period during which the Tenant shall be in possession of the Leased Premises, at the Leased Premises. All notices required under this Agreement shall be deemed given (i) upon delivery by overnight carrier; (ii) upon deposit, properly addressed and postage prepaid, in a postal depository if delivery is by certified mail; or (iii) upon personal delivery to the intended party, regardless of whether delivery shall be refused. Either party, by a notice served in accordance with the foregoing provisions, may change the address to which notices shall be sent. Notices given by an attorney for a party shall be deemed to be notices given by the party.
36. Captions.
Captions have been inserted at the beginning of each section of this Agreement for convenience of reference only and such captions shall not affect the construction or interpretation of any such section of this Agreement.

37. Counterparts.
This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement.
38. Applicable Law.
This Agreement and the obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.
39. Exclusive Benefit.
Except as may be otherwise specifically set forth in this Agreement, this Agreement is made exclusively for the benefit of the parties hereto and their permitted assignees and no one else shall be entitled to any right, remedy or claim by reason of any provision of this Agreement.
40. Successors.
This Agreement shall be binding upon the parties hereto and their respective successors and assigns.
41. Amendments.
This Agreement contains the entire agreement of the parties hereto, subsumes all prior discussions and negotiations and, except as may otherwise be specifically set forth in this Agreement, this Agreement may not be amended or otherwise modified except by a writing signed by all the parties to this Agreement.
42. Waiver.
Except as may otherwise be specifically set forth in this Agreement, the failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty set forth in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement. The Landlord’s acceptance of, or endorsement on, any partial payment of Rent or any late payment of Rent from the Tenant shall not operate as a waiver of the Landlord’s right to the balance of the Rent due on a timely basis regardless of any writing to the contrary on, or accompanying, the Tenant’s partial payment or the Landlord’s putative acquiescence therein.
43. Course of Performance.
No course of dealing or performance by the parties, or any of them, shall be admissible for the purpose of obtaining an interpretation or construction of this Agreement at variance with the express language of the Agreement itself.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LANDLORD:
S/K BED ONE ASSOCIATES LLC
By:	Majic Investment Corp., manager

By:	/s/ Jonathan Kushner
Jonathan Kushner, Vice President

TENANT:
GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Henry Lyons
Henry Lyons

EXHIBIT A — LEASED PREMISES FLOOR SPACE DIAGRAM

EXHIBIT B — PROPERTY DESCRIPTION
ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE TOWNSHIP OF BEDMINSTER, COUNTY OF SOMERSET, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT A POINT IN THE SOUTHERLY SIDELINE OF BURNT MILLS ROAD SAID POINT BEING DISTANT THE FOLLOWING FROM THE INTERSECTION OF SAID SOUTHERLY SIDELINE OF BURNT MILLS ROAD WITH THE WESTERLY SIDELINE OF ROUTE 202-206 AS PRODUCED AND RUNNING;
A.	ALONG THE SOUTHERLY SIDELINE OF BURNT MILLS ROAD,SOUTH 76 DEGREES 58 MINUTES 42 SECONDS WEST, 143.04 FEET TO A POINT, THENCE
B.	NORTH 22 DEGREES 20 MINUTES 48 SECONDS WEST 10.13 FEET TO THE POINT OF BEGINNING AND RUNNING; THENCE
1.	ALONG THE WESTERLY LINE OF LOT 13 IN BLOCK 71 SOUTH 22 DEGREES 20 MINUTES 48 SECONDS EAST, 351.46 FEET TO A POINT IN THE NORTHERLY LINE OF LOT 15 IN BLOCK 71; THENCE
2.	ALONG THE NORTHERLY LINE OF SAID LOT 15 SOUTH 53 DEGREES 55 MINUTES 12 SECONDS WEST 287.73 FEET TO A POINT; THENCE
3.	ALONG THE SOUTHERLY LINE OF SAID LOT 15 NORTH 70 DEGREES 25 MINUTES 12 SECONDS EAST 526.36 FEET TO A POINT IN THE WESTERLY SIDELINE OF ROUTE 202-206; THENCE
4.	ALONG THE WESTERLY SIDELINE OF ROUTE 202-206 SOUTH 20 DEGREES 38 MINUTES 48 SECONDS EAST 48.68 FEET TO A POINT; THENCE
5.	STILL ALONG THE WESTERLY SIDELINE OF ROUTE 202-206 SOUTH 19 DEGREES 08 MINUTES 38 SECONDS EAST 671.52 FEET TO A POINT; THENCE
6.	STILL ALONG THE WESTERLY SIDELINE OF ROUTE 202-206 SOUTH 19 DEGREES 09 MINUTES 25 SECONDS EAST 169.80 FEET TO A POINT; THENCE
7.	ALONG A NORTHEASTERLY SIDELINE OF NJ INTERSTATE 78 AND 287 SOUTH 84 DEGREES 05 MINUTES 16 SECONDS WEST 321.96 FEET TO A POINT; THENCE
8.	ALONG A NORTHEASTERLY SIDELINE OF NJ INTERSTATE 78 AND 287 NORTH 83 DEGREES 33 MINUTES 26 SECONDS WEST 200.25 FEET TO A POINT; THENCE
9.	ALONG A NORTHEASTERLY SIDELINE OF NJ INTERSTATE 78 AND 287 NORTH 74 DEGREES 57 MINUTES 45 SECONDS WEST 271.02 FEET TO A POINT; THENCE
10.	ALONG A NORTHEASTERLY SIDELINE OF NJ INTERSTATE 78 AND 287 NORTH 61 DEGREES 04 MINUTES 18 SECONDS WEST 191.45 FEET TO A POINT; THENCE
11.	ALONG A NORTHEASTERLY SIDELINE OF NJ INTERSTATE 78 AND 287 NORTH 50 DEGREES 28 MINUTES 00 SECONDS WEST 388.11 FEET TO A POINT; THENCE
12.	ALONG A SOUTHERLY LINE OF LOT 6 IN BLOCK 71 NORTH 70 DEGREES 20 MINUTES 12 SECONDS EAST 81.14 FEET TO A POINT; THENCE
13.	ALONG THE EASTERLY LINE OF SAID LOT 6 NORTH 11 DEGREES 07 MINUTES 48 SECONDS WEST 661.28 FEET TO A POINT IN THE SOUTHERLY SIDELINE OF BURNT MILLS ROAD; THENCE
14.	ALONG THE SOUTHERLY SIDELINE OF BURNT MILLS ROAD, NORTH 82 DEGREES 47 MINUTES 12 SECONDS EAST 438.82 FEET TO A POINT; THENCE
15.	STILL ALONG THE SOUTHERLY SIDELINE OF BURNT MILLS ROAD NORTH 82 DEGREES 28 MINUTES 40 SECONDS EAST 72.57 FEET TO A POINT; THENCE
16.	STILL ALONG THE SOUTHERLY SIDELINE OF BURNT MILLS ROAD, NORTH 79 DEGREES 43 MINUTES 40 SECONDS EAST 103.34 FEET TO THE POINT AND PLACE OF BEGINNING.

EXHIBIT C – OMITTED INTENTIONALLY

EXHIBIT D — BUILDING RULES AND REGULATIONS
The following are the Building Rules and Regulations adopted in accordance with subsection 7.2.3 of the Agreement of which this exhibit is a part; and the Tenant and the Tenant’s employees, other agents and Guests shall comply with these Building Rules and Regulations:
1. The sidewalks, driveways, entrances, passages, courts, lobby, esplanade areas, plazas, elevators, vestibules, stairways, corridors, halls and other Common Facilities shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the Leased Premises. Landlord, in its discretion, may tow any vehicle left in the Common Facilities overnight, unless Tenant informs Landlord that the vehicle will be left in the Common Facilities overnight provided that no vehicle shall be left overnight for more than five (5) nights in a row. The Tenant shall not permit or suffer any of its employees, other agents or Guests to congregate in any of the said areas, nor will the Landlord allow any tenants of Other Leased Premises to congregate in any of said areas. No door mat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Leased Premises.
2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, drapes, blinds, shades or screens shall be attached to, hung in or used in connection with any window or door of the Leased Premises without the prior written consent of Landlord. If such consent is given, such curtains, drapes, blinds, shades or screens shall be of a quality, type, design and color, and attached in the manner, approved by Landlord.
3. Except as otherwise specifically provided in section 18 of this Agreement, no sign, insignia, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed so as to be visible from outside the Building. In the event of the violation of the foregoing by the Tenant, the Landlord may remove same without any liability and may charge the expense incurred in such removal to the Tenant.
4. The sashes, doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed and no bottles, parcels or other articles shall be placed on the window sills.
5. No showcase or other articles shall be placed in front of or affixed to any part of the Building or the Common Facilities.
6. The lavatories, water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or other substances shall be thrown or deposited therein. All damages resulting from any misuse thereof shall be repaired at the expense of the Tenant that permitted or suffered the violation hereof by the Tenant, the Tenant’s employees, other agents or Guests.
7. The Tenant shall not mark, paint, drill into or in any way deface any part of the Leased Premises, the Building, the Common Facilities or the Property. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as the Landlord may direct. Linoleum and other resilient floor coverings shall be laid so that the same shall not come in direct contact with the floor of the Leased Premises; and if linoleum or other resilient floor coverings are desired, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material that is, and will remain, soluble in water. The use of cement or other adhesive material that either is not, or will not remain, soluble in water is prohibited.
8. No bicycles, vehicles, animals (other than seeing eye dogs), reptiles, fish or birds of any kind shall be brought into or kept in or about the Leased Premises.

9. No noise including, without limiting the generality of the foregoing, music or the playing of musical instruments, recordings, radio or television which, in the reasonable judgment of Landlord, disturbs tenants of Other Leased Premises shall be made or permitted by the Tenant. Nothing shall be done or permitted in the Leased Premises by the Tenant which would impair or interfere with the use or enjoyment of Other Leased Premises by any tenant thereof. Nothing shall be thrown out of the doors, windows or skylights or down the passageways of the Building.
10. The Tenant shall not manufacture any commodity, or prepare or dispense any foods or beverages, tobacco, flowers or other commodities or articles without the prior written consent of the Landlord. Nothing contained herein shall prevent Tenant from having a room for employees to use for lunch and break periods, including vending machines for employee use.
11. The Building has a Grand Master Key which enables the Landlord and its agents, employees and contractors to enter the Leased Premises. Tenant entry locks and additional locks and bolts of any kind which are not be operable by the Grand Master Key for the Building shall not be installed in any of the doors or windows, nor shall any changes be made in any locks or the mechanisms thereof which shall make such locks inoperable by the Grand Master Key. Tenant may create secured areas to which Landlord and its contractors will have no access. With respect to the secured areas (i) Tenant must provide the names and contact numbers for employees available to provide access for emergency services on a 24 hour per day basis; (ii) Tenant must arrange for access for the cleaning contractor and its personnel at the normal times which such contractor and its personnel perform their services, or Tenant must provide its own cleaning services for such areas; and (iii) Tenant must comply with the requirements of section 12 of this Agreement. If Tenant fails to comply with these restrictions, any cost incurred by Landlord in changing locks, securing new or additional keys, passes or duplicates or for other services of a locksmith shall be borne by Tenant. Duplicates of keys and passes distributed to the Tenant by the Landlord shall not be made. Additional keys for the Leased Premises and any lavatories (where applicable) shall be procured only from Landlord who may make a reasonable charge therefore.
     Where so equipped, the Building also may have electronic card key access which consists of an electronically readable key and a reader at or near the entry and/or rear doors. Tenant will be issued up to two hundred twenty-five (225) card keys without charge and Tenant may purchase additional keys from the Landlord at a cost of $17.50 per key. Only the Landlord may supply keys to the electronic card readers. The Tenant shall maintain an updated, current list of authorized key holders and provide a copy of the list to Landlord. Tenant shall co-operate with Landlord when inquiry is made as to the current list of authorized key holders. Any requests for changes, alterations, deletions or substitutions of existing keys shall be done in writing, by fax or by e-mail to the Landlord. Landlord will edit its master list and remove access rights for any keyholders whose authorization is terminated or whose keys are unaccounted for within ten (10) business days of receipt of notification. Tenant shall promptly notify Landlord of the theft, loss or disappearance of any key or the termination of authorization for any key holder. If the key is not returned to Landlord, Tenant shall bear the current cost for the replacement thereof.
     Where applicable, a mailbox and two (2) mail box keys are supplied to the mail boxes outside the Building. Although the boxes and keys are the property of the Landlord, the Landlord is not responsible for the arrangement of delivery of mail or the contents of the box once the keys have been delivered to the Tenant. The Tenant is advised that the local postmaster retains a master key for the box. Tenant may purchase additional keys from the Landlord at a cost of $17.50 per key.

12. All deliveries and removals, and the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description shall take place during such hours, in such manner and in such elevators and passageways as the Landlord may determine from time to time. The Landlord reserves the right to inspect all objects and matter being brought into the Building or the Common Facilities and to exclude from the Building and the Common Facilities all objects and matter that violates any of these Building Rules and Regulations or that are contraband. The Landlord may (but shall not be obligated to) require any person leaving the Building or the Common Facilities with any package or object or matter from the Leased Premises to establish his authority from the Tenant to do so. The establishment and enforcement of such a requirement shall not impose any responsibility on the Landlord for the protection of the Tenant against the removal of property from the Leased Premises. The Landlord shall not be liable to the Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Leased Premises or the Building or the Common Facilities under this rule.
13. The Tenant shall not place any object in any portion of the Building that is in excess of the safe carrying or designed load capacity of the structure.
14. The Landlord shall have the right to prohibit any advertising or display of any identifying sign by the Tenant which in the Landlord’s judgment tends to impair the reputation of the Building or its desirability; and, on written notice from the Landlord, the Tenant shall refrain from or discontinue such advertising or display of such identifying sign.
15. The Landlord reserves the right to exclude from the Building and the Common Facilities during hours other than Regular Business Hours all persons who do not present a pass thereto signed by both the Landlord and the Tenant. All persons entering or leaving the Building or the Common Facilities during hours other than Regular Business may be required to sign a register. The Landlord will furnish passes to persons for whom the Tenant requests same in writing. The establishment and enforcement of such a requirement shall not impose any responsibility on the Landlord for the protection of the Tenant against unauthorized entry of persons.
16. The Tenant, before closing and leaving the Leased Premises at any time shall see that all lights and appliances generating heat (other than the heating system) are turned off. All entrance doors to the Leased Premises shall be left locked by the Tenant when the Leased Premises are not in use. At any time when the Building or the Common Facilities are locked during hours other than Regular Business Hours, the Building and the Common Facilities locks shall not be defeated by any means, such as by leaving a door ajar.
17. No person shall go upon the roof of the Building without the prior written consent of the Landlord, other than to service Tenant’s equipment, if any. A log shall be maintained detailing each entry and a copy of the log shall be supplied to Landlord.
18. Any requirements of the Tenant may be attended to only upon application at the office of the Building. The Landlord and its agents shall not perform any work or do any work or do anything outside of the Landlord’s obligations under the Agreement except upon special instructions from the Landlord on terms acceptable to the Landlord and the Tenant.
19. Canvassing, soliciting and peddling in the Building and the Common Facilities are prohibited and the Tenant shall cooperate to prevent same.
20. There shall not be used in any space, or in the public halls or other Common Facilities of the Building, in connection with the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material, or any other matter or thing, any hand trucks or dollies except those equipped with rubber tires, side guards and such other safeguards as the Landlord shall require. No hand trucks shall be used in passenger elevators, and no passenger elevators shall be used for the moving, delivery or receipt of the aforementioned articles. In connection with moving in or out any furniture, furnishings, equipment, heavy articles and heavy packages, the Tenant shall take such precautions as may be necessary to prevent excessive wear and tear in the Building’s Common Facilities and the Leased Premises including, without limiting the generality of the foregoing, floor and wall treatments.
21. The Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Leased Premises which might constitute a Nuisance. No cooking shall be done in the Leased Premises other than as specifically permitted in the Agreement.
22. The Landlord reserves the right to rescind, amend or waive any Building Rule and Regulation when, in the Landlord’s reasonable judgment, it appears necessary or desirable for the reputation, safety, care or appearance of the Building or the preservation of good order therein or the operation of the Building or the comfort of tenants or others in the Building. No rescission, amendment or waiver of any Building Rule and Regulation in favor of one tenant shall operate as a rescission, amendment or waiver in favor of any other tenant.

EXHIBIT E — DEFINITIONS AND INDEX OF DEFINITIONS
In accordance with section 1 of the Agreement of which this exhibit is a part, throughout the Agreement the following terms and phrases shall have the meanings set forth or referred to below:
1.	“Additional Rent” means all amounts, other than Basic Rent and any Security Deposit, required to be paid by the Tenant to the Landlord in accordance with this Agreement.

2.	“Additional Termination Fee” is defined in subsection 6.2.5 of this Agreement.

3.	“Agreement” means this Lease and Lease Agreement (including exhibits), as it may have been amended.

4.	“Allowance” is defined in subsection 5.3 of this Agreement.

5.	“Alternate Termination Fee” is defined in subsection 6.2.2 of this Agreement.

6.	“Annual Amortized Capital Expenditure” means the payment amount determined as an annuity in arrears using the cost incurred by the Landlord for any Capital Expenditure as the present value, a number of periods equal to the number of years of its useful life (not exceeding 10 years) selected by the Landlord in accordance with generally applied real estate accounting practice and the Base Rate in effect when the respective improvement is first placed into service plus two additional percentage points as the annual rate of interest.

7.	“Base Rate” means the prime commercial lending rate per year as announced from time to time by Bank of America at its principal office.

8.	“Base Year” means the full calendar year 2010 with respect to Operational Expenses and Taxes.

9.	“Base Year Operational Expenses” means Operational Expenses incurred by the Landlord during the Base Year as defined in subsection 10.2 of this Agreement. The Base Year Operational Expenses shall be adjusted to the amount which normally would have been incurred had the average occupancy of the rentable area of the Building been 95%, as reasonably estimated by Landlord. The “average occupancy of the rentable area of the Building” for the Base Year shall be the arithmetic average of the rentable area of the Building occupied by tenants on the first day of each month during the Base Year.

10.	“Base Year Taxes” means the product of the final assessed value, as the same may subsequently be adjusted in any appeal of the tax assessor’s valuation, of the Property, the Building and any other improvements on the Property in the Base Year and the Municipality’s lowest tax rate for office buildings and the property on which they stand in effect during the Base Year.

11.	“Basic Rent” is defined in subsection 3.2 of this Agreement.

12.	“Brokers” is defined in subsection 30.2 of this Agreement.

13.	“Building” means the office building erected on the Property which is commonly known as 135 U.S. Highway Route 202/206, Bedminster, New Jersey. As the Building is presently constructed it is agreed to contain 161,305 gross rentable square feet of floor space.

14.	“Capital Expenditure” is defined in subsection 10.3 of this Agreement.

15.	“Commencement Date” is defined in section 4 of this Agreement.

16.	“Common Facilities” means the areas, facilities and improvements provided by the Landlord in the Building (except the Leased Premises and the Other Leased Premises) and on or about the Property, including, without limiting the generality of the foregoing, the Parking Facilities and access roads thereto, for non-exclusive use by the Tenant in accordance with subsection 2.2 of this Agreement, as they may, in the Landlord’s sole discretion, be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, and subject to rights which may be granted to the major tenant to utilize the lobby as a common reception area.

17.	“Common Walls” means those walls which separate the Leased Premises from Other Leased Premises.

18.	“Electric Charges” means all the supplying utility’s charges for, or in connection with, furnishing electricity including charges determined by actual usage, any seasonal adjustments, demand charges, energy charges, energy adjustment charges and any other charges, howsoever denominated, of the supplying utility, including sales and excise taxes and the like.

19.	“Electronics” is defined in subsection 2.3.3 of this Agreement.

20.	“Environmental Laws” is defined in subsection 7.2.8 (ii) of this Agreement.

21.	“Event of Default” is defined in section 22 of this Agreement.

22.	“Expiring Term” means, when used in the context of any Option to Renew, the Term as it is then scheduled to expire (immediately prior to exercise of the next available Option to Renew).

23.	“FCC” is defined in subsection 2.3.2 of this Agreement.

24.	“First Floor Premises” is defined in subsection 2.1 of this Agreement.

25.	“550 Damages” is defined in subsection 5.5 of this Agreement.

26.	“FMV” is defined in the definition of Market Rental Rate below.

27.	“FRD” is defined in subsection 32.4 of this Agreement.

28.	The Tenant’s “Guests” shall mean the Tenant’s licensees, invitees and all others in, on or about the Leased Premises, the Building, the Common Facilities or the Property, either at the Tenant’s express or implied request or invitation or for the purpose of soliciting or visiting the Tenant.

29.	“Hazardous Substance” is defined in subsection 7.2.8 (ii) of this Agreement.

30.	A “History of Recurring Events of Default” means the occurrence of two or more Events of Default (whether or not cured by the Tenant) in any period of 12 months.

31.	“Holdover Damages” is defined in subsection 23.4 of this Agreement.

32.	“Initial Term” means the period so designated in subsection 4.1 of this Agreement.

33.	“Initial Year” means the first 12 full calendar months of the Initial Term.

34.	“Landlord” means the person so designated at the beginning of this Agreement and those successors to the Landlord’s interest in the Property and/or the Landlord’s rights and obligations under this Agreement contemplated by section 26 of this Agreement.

35.	“Landlord’s Work” is defined in subsection 5.1 of this Agreement.

36.	“Leased Premises” means that portion of the interior of the Building (as viewed from the interior of the Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the floor (as the floors have been designated by the Landlord) of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls, the outline of which floor space is designated on the diagram set forth in Exhibit A attached hereto, which portion contains 4,850 square feet of gross rentable floor space on the first floor of the Building and 40,150 square feet of gross rentable floor space on the third floor of the Building, totaling 45,000 square feet of gross rentable floor space.

37.	“Legal Holidays” means New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

38.	“Letter of Credit” is defined in subsection 29.2 of this Agreement.

39.	“LSRP” is defined in subsection 32.5 of this Agreement.

40.	“Market Rental Rate” means, at the time of reference, the amount agreed to between the parties. If the parties are unable to agree on the Market Rental Rate, then either party may require an appraisal. Within ten (10) days of the service of a notice requiring an appraisal, each party shall designate an appraiser by written notice to the other, specifying in such notice the name and address of such appraiser. Each party shall cause its designated appraiser to appraise the fair market rental value of the Leased Premises (the “FMV”). Each appraiser shall make its determination in a narrative, written appraisal submitted to the parties not later than twenty (20) days after such designation. If either party shall not have designated an appraiser within the aforesaid ten-day period, then the determination of the fair market rental value shall be made by the appraiser designated by the other party. Such determination shall be binding upon the parties and shall constitute the FMV. If each party shall have designated an appraiser, but only one of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid twenty-day period, then the determination of the FMV by that appraiser shall be binding upon the parties and shall constitute the FMV. If the determinations of the FMV by the aforesaid two appraisers do not differ by more than ten percent (10%) of the lower of the two determinations, then the arithmetic average of those two determinations shall be the FMV. Otherwise, the parties shall promptly direct the two appraisers to consult with one another for the purpose of jointly designating a third appraiser. If a third appraiser has not been so designated within five (5) days after such direction, then the parties shall request the designation of a third appraiser by the American Institute of Real Estate Appraisers (or any other organization which is successor to the American Institute of Real Estate Appraisers and mutually acceptable to the parties). The third appraiser shall not review the appraisals prepared by the other two appraisers unless and until such third appraiser has prepared and submitted its own narrative appraisal of the FMV. The FMV shall be the arithmetic average of the FMV as determined by the two appraisals which are closest together or, if the highest and lowest appraisal differ from the third appraisal by the same amount then the amount of the middle appraisal shall be the FMV. Each appraiser designated pursuant to this provision shall be a licensed appraiser in the State of New Jersey, shall be a certified member of the American Institute of Real Estate Appraisers (or any equivalent organization) and shall have at least ten (10) years experience in appraising rental values of properties comparable to the Leased Premises in the market area in which the Property is located. The fees and expenses of the appraisers referred to herein shall be divided equally between the parties.

41.	“Municipality” means Bedminster, New Jersey, or any successor municipality with jurisdiction over the Property.

42.	“No Pass Through Period” means, in the context of Operational Expenses and Taxes, the period beginning on the Commencement Date and ending on the day prior to the first anniversary of the Commencement Date.

43.	“Nuisance” means any condition or occurrence which unreasonably or materially adversely interferes with the authorized use and enjoyment of the Other Leased Premises and the Common Facilities by any tenant of Other Leased Premises or by any person authorized to use any Other Leased Premises or Common Facilities.

44.	“Operational Expenses” is defined in subsection 10.2 of this Agreement. If in any subsequent calendar year, after the Base Year, the average occupancy of the rentable area of the Building is not 95%, the Operational Expenses for such calendar year shall be adjusted to the amount which normally would have been incurred had the occupancy been 95%. The “average occupancy of the rentable area of the Building” for any year shall be the arithmetic average of the rentable area of the Building occupied by tenants on the first day of each month during the year in question.

45.	“Option to Cancel” is defined in subsection 6.2 of this Agreement.

46.	“Option to Renew” is defined in subsection 6.1 of this Agreement.

47.	“Other Costs” is defined in subsection 6.2.1 of this Agreement.

48.	“Other Leased Premises” means all premises within the Building, with the exception of the Leased Premises, that are, or are available to be, leased to tenants or prospective tenants, respectively.

49.	“Other Space” is defined in subsection 6.4.1 of this Agreement.

50.	“Parking Facilities” means the parking area adjacent to the Building, which parking area is provided as Common Facilities.

51.	“Person” includes an individual, a corporation, a partnership, a trust, an estate, an unincorporated group of persons and any group of persons.

52.	“Post-Term Rent” is defined in subsection 32.5 of this Agreement.

53.	“Pre-existing Communications” is defined in subsection 2.3.2 of this Agreement.

54.	“Price” is defined in subsection 5.1 of this Agreement.

55.	“Project Costs” is defined in subsection 5.3 of this Agreement.

56.	“Project Management Representative” is defined in subsection 5.3 of this Agreement.

57.	“Property” means the parcel of land described in Exhibit B attached hereto.

58.	“Qualified Bank” is defined in subsection 29.2 of this Agreement.

59.	“Regular Business Hours” means 8:00 A.M. to 6:00 P.M. on Monday through Friday and 8:00 A.M. to 1:00 P.M. on Saturday, except on Legal Holidays.

60.	“Re-Leasing Damages” is defined in subsection 23.3 of this Agreement.

61.	“Renewal Term” means, at the time of reference, any portion of the Term, other than the Initial Term, as to which the Tenant has properly exercised an Option to Renew which Option to Renew has not been rescinded in accordance with subsection 6.2 of this Agreement.

62.	“Rent” means Basic Rent and Additional Rent.

63.	“Right of First Offer” is defined in subsection 6.4 of this Agreement.

64.	“Right of First Refusal” is defined in subsection 6.3 of this Agreement.

65.	“Roof Installations” is defined in subsection 2.3 of this Agreement.

66.	“Security Deposit” is defined in subsection 29.1 of this Agreement.

67.	“SRR Act” is defined in subsection 32.4 of this Agreement.

68.	“Target Completion Date” is defined in subsection 5.5 of this Agreement.

69.	“Target Date” means the estimated Commencement Date which is January 1, 2010.

70.	“Taxes” means, in any calendar year, the aggregate amount of real property taxes, assessments and sewer rents, rates and charges, state and local taxes, transit taxes and every other governmental charge, whether general or special, ordinary or extraordinary (except corporate franchise taxes and taxes imposed on, or computed as a function of, net income or net profits from all sources and except taxes charged, assessed or levied exclusively on the Leased Premises or arising exclusively from the Tenant’s occupancy of the Leased Premises) charged, assessed or levied by any taxing authority with respect to the Property, the Building, the Common Facilities and any other improvements on the Property, less any refunds or rebates (net of expenses incurred in obtaining any such refunds or rebates) of Taxes actually received by the Landlord during such calendar year with respect to any period during the Term for the benefit of the Tenant, tenants of Other Leased Premises and the Landlord. If during the Term there shall be a change in the means or methods of taxing real property generally in effect at the beginning of the Term and another type of tax or method of taxation should be substituted in whole or in part for, or in lieu of, Taxes, the amounts calculated under such other types of tax or by such other methods of taxation shall also be deemed to be Taxes. Until such time as the actual amount of Taxes for any calendar year becomes known, the amount thereof shall be the Landlord’s estimate of Taxes for that calendar year.

71.	“Temporary Occupancy Period” is defined in subsection 4.3.2 of this Agreement.

72.	“Tenant” means the entity designated at the beginning of this Agreement.

73.	“Tenant Electric Charges” means (a) during Regular Business Hours, Electric Charges attributable to the Tenant’s use of electricity in the Leased Premises for purposes other than heating, ventilation and air conditioning provided to the Leased Premises by the Landlord in accordance with subsection 8.1.5 of this Agreement, and specifically excluding the charge for electricity for the HVAC for the balance of the Building and the charge for electricity used in the Common Areas, and (b) during other than Regular Business Hours, a charge for the actual costs incurred by the Landlord in connection with the HVAC systems plus Electric Charges chargeable in accordance with subsection 9.1 of this Agreement.

74.	“Tenant Plan” means construction drawings and related construction specifications regarding the build-out of the Leased Premises (with any construction drawings in a reproducible diazo sepia mylar form and in CAD readable format) including, without limiting the generality of the foregoing, the finish schedule and the information called for by Exhibit C, signed and sealed by a New Jersey-licensed architect, complying in all respects with applicable building and fire codes and insurance underwriting standards in effect and in sufficient detail to permit the Municipality to issue any required building permits and to permit skilled contractors to supply and perform the work called for therein. The Tenant Plan shall not include any specialized computer installations or any telecommunications equipment or facilities. The Tenant Plan shall include the layout of all furniture and furniture systems which are required to secure a building permit.

75.	“Tenant’s Share” of any amount means 27.9%.

76.	“Term” means the Initial Term plus, at the time of reference, any Renewal Term.

77.	“Termination Damages” is defined in subsection 23.2 of this Agreement.

78.	“Termination Fee” is defined in subsection 6.2.1 of this Agreement.

79.	“Third Floor Premises” is defined in subsection 2.1 of this Agreement.

80.	“Third Floor Space” is defined in subsection 6.3.1 of this Agreement.

81.	“Utilities Expenses” means Electric Charges (other than Tenant Electric Charges) and all charges for any other fuel that may be used in providing heat and in providing electricity and services powered by electricity that the Landlord provides in accordance with section 8 of this Agreement to the Building, the Leased Premises, Other Leased Premises, the Common Facilities and the Property, including sales and excise taxes and the like.

82.	“Wire Restoration Work” is defined in subsection 21.2 of this Agreement.

83.	“Wiring” is defined in subsection 21.2 of this Agreement.

84.	“Work Letter” means Exhibit C attached hereto which generally describes the type of construction of the Building and, unless the Tenant Plan does not require any such respective improvement, those improvements the Landlord will provide or install in the Leased Premises without installation charge to the Tenant in connection with the preparation of the Leased Premises contemplated by section 5 of this Agreement.

EXHIBIT F — CLEANING SPECIFICATIONS

FREQUENCY OF SERVICE
EXTENT OF SERVICE	Daily	Weekly	Monthly	Quarterly	As Directed
I. GENERAL, PRIVATE OFFICES, LOBBY, LOUNGE, ETC.
1. Empty wastebaskets.	x
2. Transport trash to designated area.	x
3. Recycling services.	x
4. Dust all furniture including desks, chairs, tables.		2x
5. Dust all exposed filing cabinets, bookcases and shelves.		x
6. Clean and sanitize telephones.		x
7. Clean and sanitize drinking fountains.	x
8. Low dust all horizontal surfaces to hand height (70”) including sills, ledges, moldings, shelves, picture frames, ducts, radiators, etc.		x
9. High dust above hand height all horizontal surfaces, including shelves, molding, ledges.
10. Spot clean desk tops.		x	(Provided Desktops are Cleared)
11. Clean entire desk tops.		x	(Provided Desktops are Cleared)
12. Clean counter tops.		x
13. Spot clean reception lobby glass including front door.	x
14. Spot clean interior glass in partitions and doors.	x
15. Clean entire interior glass in partitions and doors.				x

FREQUENCY OF SERVICE
EXTENT OF SERVICE	Daily	Weekly	Monthly	Quarterly	As Directed
16. Remove fingerprints front doors, frames, light switches, kick and push plates, handles, railings.		x
17. Client papers on desks, drafting tables, filing cabinets, etc. are not disturbed.	x
18. Dust venetian blinds.				x
19. Damp clean whiteboards if requested.					x
20. Vacuum diffuser outlets in ceiling.				x
21. Hand dust wood paneling.			x
22. Remove dust and cob-webs from ceiling areas.		x
23. Stairways-Sweep/ vacuum and dust.		x
24. Elevators-Dust, Spotclean		x
II. WASHROOMS
1. Clean, sanitize, and polish all vitreous fixtures including toilet bowls, urinals, hand basins.		x
2. Clean and sanitize all flush rings, drain & over-flow outlets.		x
3. Clean and polish all chrome fittings.		x
4. Clean and sanitize toilet seats.		x
5. Clean and polish all glass and mirrors.		x
6. Empty all containers and disposals, insert liners as required.		x
7. Wash and sanitize exterior of all containers				x
8. Empty and sanitize interior of sanitary container	x

FREQUENCY OF SERVICE
EXTENT OF SERVICE	Daily	Weekly	Monthly	Quarterly	As Directed
9. Dust all metal partitions.		x
10. Spot clean metal partitions.	x
11. Wash and sanitize metal partitions.				x
12. Remove spots, stains, splashes from wall area adjacent to hand basins.	x
13. Remove fingerprints from doors, frames, light switches, kick and push plates, handles, etc.	x
14. Refill all dispensers to normal limits-napkin, soap, tissue, towel, liners, seat holders, cups. Supplies to be furnished by Landlord.					x
15. Low dusts all horizontal surfaces to hand height including sills, moldings, ledges, shelves, frames, ducts, heating outlets, etc.		x
16. High dust above hand height all horizontal surfaces including shelves, ledges, moldings.		x
17. Dust all furniture including tables, chairs, etc.			x
18. Vacuum diffuser outlets in ceilings or walls.	x
19. Dry clean area adjacent to diffuser outlet.	x
20. Flush toilet bowls & urinals with “Bowlclene”.	x

FREQUENCY OF SERVICE
EXTENT OF SERVICE	Daily	Weekly	Monthly	Quarterly	As Directed
III. EATING AREAS/ KITCHEN
1. Empty all containers and disposals. Sanitize interior	x
2. Wash and sanitize exterior of all containers.			x
3. Clean and sanitize drinking fountain.		x
4. Remove fingerprints from doors, frames, light switches, kick and push plates, handles.	x
5. Low dust all horizontal surfaces to hand height including sills, moldings, ledges, shelves, frames, ducts, heating outlets, etc.			x
6. High dust above hand height all horizontal surfaces including shelves, ledges, moldings, pipes ducts, heating outlets, etc.			x
7. Clean interior glass in partitions & doors.				x
IV. RESILIENT AND HARD FLOORS
1. Dust mop or sweep. (alt.)	x	(alternate days)
2. Damp mop.	x	(alternate days)
3. Sanitize -(Restrooms)	x
4. Spray buff open areas including kneeholes of desks.(First Flr. Lobby & Parking Level).		x			x
5. Scrub and refinish to maintain adequate protective coating.(First Floor Lobby & Parking Level).				x	x
6. Strip, clean, refinish and machine polish.				x	x
V. CARPETS
1. Vacuum traffic areas		2 x

FREQUENCY OF SERVICE
EXTENT OF SERVICE	Daily	Weekly	Monthly	Quarterly	As Directed
2. Vacuum entire carpet areas		x
3. Inspect for spots and stains	x
4. Spotlight maintenance program.(All floors & Commons Carpet)			x
5. Machine shampoo entire open areas					x
6. Provide service mats					x